This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.
NOTICE OF
SPECIAL MEETING
OF SHAREHOLDERS
AND
MANAGEMENT INFORMATION CIRCULAR
OF
CANADA SOUTHERN PETROLEUM LTD.
Meeting to be held at 10:00 a.m.
on October 25, 2006
Calgary Petroleum Club
Cardium Room
319 — 5th Avenue S.W.
Calgary, Alberta, Canada
September 25, 2006

CANADA SOUTHERN PETROLEUM LTD.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
NOTICE is hereby given that a Special Meeting of the holders (“Shareholders”) of the common shares (“Common Shares”) of Canada Southern Petroleum Ltd. (the “Corporation”) will be held at the Calgary Petroleum Club, Cardium Room, Calgary, Alberta, Canada, on October 25, 2006 at 10:00 a.m. (Calgary Time/Mountain Standard Time) for the following purposes:

1.	to consider, and vote on a special resolution of the Shareholders (the “Amalgamation Resolution”) (the text of which is set out in Appendix 1 to the accompanying management information circular (the “Circular”)) authorizing and approving the amalgamation (the “Amalgamation”) of the Corporation and 1265817 Alberta Ltd. (“Newco”), a subsidiary of 1212707 Alberta Ltd. (“1212707”), which is a subsidiary of Canadian Oil Sands Limited (“COSL”), upon the terms and conditions set forth in the amalgamation agreement entered into as of September 19, 2006 among the Corporation, COSL, 1212707 and Newco, a copy of which is attached as Appendix 2 to the Circular; and

2.	to transact such other business as may properly be brought before the Meeting (as defined in the attached Circular).
DATED at Calgary, Alberta on this 25th day of September, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) John W.A. McDonald, P.Eng
President and Chief Executive Officer
Pursuant to section 191 of the Business Corporations Act (Alberta) (the “ABCA”), a registered holder of Common Shares (as defined in the attached Circular) may dissent in respect of the Amalgamation Resolution. If the Amalgamation is completed, dissenting Shareholders who have complied with the procedures set forth in the ABCA will be entitled to be paid the fair value of their Common Shares. This right is summarized in Appendix 3 to the Circular and the text of section 191 of the ABCA is set forth in Appendix 4 to the Circular. Failure to adhere strictly with the requirements set forth in section 191 of the ABCA may result in the loss or unavailability of any right to dissent.
NOTE: Registered Shareholders who are unable to attend the Meeting in person are entitled to be represented by proxy and are requested to complete, sign, date and return the enclosed form of proxy in the envelope provided for that purpose.
To be valid, a proxy must be dated and signed by the Shareholder or the Shareholder’s attorney authorized in writing. The proxy, to be acted upon, must be deposited with the Corporation’s Registrar and Transfer Agent (for the purposes of this Shareholder meeting), Computershare Trust Company of Canada, at the following address: 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, no later than 10:00 a.m. (Calgary Time/Mountain Standard Time) on October 23, 2006.

NOTICE TO NON CANADIAN RESIDENTS
Pursuant to the Amalgamation Agreement, the Corporation, which is a Canadian issuer, and Newco, which is also a Canadian issuer, will amalgamate to form Amalco, which will also be a Canadian issuer. This Circular is subject to the disclosure requirements of Canada and Shareholders should be aware that these requirements are different from those of the United States and other non Canadian jurisdictions.
Shareholders should be aware that the Amalgamation and subsequent redemption of the Amalco Redeemable Preferred Shares by Amalco or purchase of the Amalco Redeemable Preferred Shares by 1212707, as the case may be, may have tax consequences both in their country of residence (for example, the United States) and in Canada. Certain United States income tax consequences for Shareholders who are resident in, or citizens of, the United States are described in “The Amalgamation — United States Federal Income Tax Considerations.” However, the income tax consequences of any other non Canadian jurisdiction are not described here. All non Canadian Shareholders are urged to consult their tax advisors as to the application of U.S. federal income tax law (or other non Canadian income tax laws) to their particular circumstances, as well as to any state or local income or other tax consequences of the redemption of the Amalco Redeemable Preferred Shares by Amalco or purchase of the Amalco Redeemable Preferred Shares by 1212707, as the case may be. See also “The Amalgamation — Canadian Federal Income Tax Considerations — Non Residents of Canada and United States Federal Income Tax Considerations”.
The enforcement by Shareholders of civil liabilities under the United States federal securities laws or under other non Canadian laws may be affected adversely by the fact that: (a) the Corporation, 1212707, Newco and Amalco are governed by the laws of the Province of Alberta; (b) their directors and officers are residents of Canada; (c) certain of the experts named in this Circular are residents of Canada; and (d) all or a substantial portion of the assets of the Corporation, Newco, Amalco, 1212707 and of said persons may be located in Canada. Prospective investors may not be able to sue the Corporation, Newco, Amalco and 1212707, each a Canadian issuer, or their officers or directors in a Canadian or other non U.S. court for violations of United States federal securities laws or under other non Canadian laws and may find it difficult to compel the Corporation, Newco, Amalco and 1212707 or such other persons to subject themselves to a United States or other foreign court’s judgment.
No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation, Newco, Amalco, 1212707 or the Depositary.

GLOSSARY OF TERMS
The following is a glossary of terms used frequently throughout this Circular.
“1212707” means 1212707 Alberta Ltd., a corporation governed by the ABCA and which is a wholly owned subsidiary of COSL.
“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B 9, as amended, including the regulations promulgated thereunder.
“affiliate” has the meaning given to that term in the ASA.
“Amalco” means the corporation continuing as a result of the Amalgamation.
“Amalco Common Shares” means common shares in the share capital of Amalco, the rights, privileges, restrictions and conditions of which are set out in Schedule A to the Amalgamation Agreement.
“Amalco Redeemable Preferred Shares” means class A redeemable preferred shares in the share capital of Amalco, the rights, privileges, restrictions and conditions of which are set out in Schedule A to the Amalgamation Agreement.
“Amalgamation” means the amalgamation of the Corporation and Newco pursuant to the terms of the Amalgamation Agreement.
“Amalgamation Agreement” means the amalgamation agreement entered into as of September 19, 2006 among the Corporation, Newco, COSL and 1212707, a copy of which is attached as Appendix 2 to this Circular.
“Amalgamation Resolution” means the special resolution of the Shareholders concerning the Amalgamation to be considered at the Meeting, substantially in the form set forth in Appendix 1 to this Circular.
“AMF” means the Autorite des marches financiers du Quebec.
“ASA” means the Securities Act (Alberta), R.S.A. 2000, c. S 4, as amended.
“associate” has the meaning given to that term in the ASA.
“Board of Directors” or “Board” means the board of directors of the Corporation comprised, up to and including August 25, 2006, of Richard C. McGinity, Myron F. Kanik, Raymond P. Cej, Donald E. Foulkes and John W.A. McDonald; and thereafter, from and including August 25, 2006, comprised of Myron F. Kanik, Raymond P. Cej, Donald E. Foulkes, Marcel R. Coutu, Allen R. Hagerman and Ryan M. Kubik.
“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in the Province of Alberta, on which banks are open for business in Calgary.
“Canadian Oil Sands” means 1212707 and COSL.
“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C 44, as amended.
“Circular” means this Management Information Circular.
“Common Shares” means the common shares in the share capital of the Corporation.
“Corporation” means Canada Southern Petroleum Ltd., a corporation governed by the ABCA.
“COSL” means Canadian Oil Sands Limited, a wholly owned subsidiary of the Trust.
“Depositary” means Computershare Investor Services Inc.
“Directors’ Circulars” means, collectively, the Original Directors’ Circulars of the Corporation dated May 25, 2006 and June 26, 2006 and the Notice of Change to Directors’ Circulars of the Corporation dated July 5, 2006, July 14, 2006 and August 12, 2006.

“Dissenting Shareholder” means a registered Shareholder who, in connection with the Meeting of the Shareholders to approve the Amalgamation Agreement and the Amalgamation, has exercised the right to dissent pursuant to section 191 of the ABCA in compliance with the provisions thereof and who has not withdrawn the notice of the exercise of such rights and in respect of which the Corporation has not rescinded the Amalgamation Resolution to approve the Amalgamation Agreement and the Amalgamation.
“Dollars” or “$” means the lawful currency of Canada.
“Effective Date” means the date shown on the certificate of amalgamation to be issued in respect of the Amalgamation, which date is anticipated to be October 25, 2006.
“fair value”, where used in relation to a Common Share held by a Dissenting Shareholder, means fair value as determined by a court under section 191 of the ABCA or as agreed between Amalco and the Dissenting Shareholder.
“Letter of Transmittal” means the letter of transmittal (in the form printed on blue paper) accompanying this Circular, to be completed by registered holders of Common Shares.
“Management” means the management of the Corporation.
“Meeting” means the special meeting of Shareholders to be held on October 25, 2006 or such later date as may be determined by the Board of Directors, and any adjournments thereof.
“MI 52 110” means Multilateral Instrument 52 110 — Audit Committees.
“Minority Shareholders” means the Shareholders, other than Newco (other than in respect of the Common Shares acquired pursuant to the Offer), the whole within the meaning of and as to be determined pursuant to Rule 61 501 and Regulation Q 27, and subject to the exceptions set out therein.
“Nasdaq” means The Nasdaq Capital Market.
“Newco” means 1265817 Alberta Ltd., a corporation governed by the ABCA and a wholly owned subsidiary of 1212707, an indirect wholly owned subsidiary of COSL.
“Newco Common Shares” means common shares in the share capital of Newco.
“Notice” means the notice of the Meeting accompanying this Circular.
“Offer” means the Original Offer dated June 26, 2006, as amended by the notice of variation dated July 5, 2006, as amended by the notice of variation dated July 14, 2006, as amended and extended by notice of variation and extension dated August 8, 2006 and as further extended by notice of extension dated August 22, 2006.
“Offer Circular” means, collectively, the offer and circular of 1212707 dated June 26, 2006, as amended by the notice of variation dated July 5, 2006, the notice of variation dated July 14, 2006, the notice of variation and extension dated August 8, 2006 in respect of the Offer.
“Original Directors’ Circular” means the circular of the Board of Directors of the Corporation dated June 26, 2006 relating to the Original Offer.
“Original Offer” means the offer by 1212707 dated June 26, 2006 to acquire all of the issued and outstanding Common Shares.
“OSC” means the Ontario Securities Commission.
“Pre-Acquisition Agreement” means the Pre-Acquisition Agreement entered into between COSL, 1212707 and the Corporation dated June 18, 2006, as amended.
“Proposed Transaction” means the proposed Amalgamation and related transactions.
“Record Date” means September 22, 2006, the record date for determining Shareholders entitled to receive notice of and vote at the Meeting.

“Redemption Date” means the date of the Amalgamation of Newco and the Corporation, which Redemption Date is anticipated to be October 25, 2006.
“Redemption Time” means 5:00 p.m. (Calgary time) on the Redemption Date.
“Regulation Q 27” means Regulation Q 27 — Protection of Minority Securityholders in the Course of Certain Transactions of the AMF, as amended.
“Rule 61 501” means OSC Rule 61 501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions, as amended.
“Share Certificates” means certificates representing Common Shares and, following the Amalgamation, Amalco Redeemable Preferred Shares (other than certificates held by Dissenting Shareholders which, following the Amalgamation, represent the right to receive payment in accordance with section 191 of the ABCA).
“Shareholders” means the holders of Common Shares and after the amalgamation means the holders of Amalco Common Shares and Amalco Redeemable Preferred Shares.
“subsidiary” has the meaning given to that term in the ASA.
“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1, (5th Suppl.), as amended.
“Trust” means Canadian Oil Sands Trust.
“TSX” means the Toronto Stock Exchange.

SUMMARY
The following is a summary only and is qualified in its entirety by the detailed provisions contained elsewhere in the Notice and this Circular. Shareholders are encouraged to read the Notice and this Circular in their entirety.
Date, Time and Place of Meeting
The Meeting will be held on October 25, 2006 at 10:00 a.m. (Calgary time/ Mountain Standard Time) at the Calgary Petroleum Club, Cardium Room, 319 — 5th Avenue S.W., Calgary, Alberta, Canada.
Record Date
The Record Date for the determination of Shareholders entitled to notice of and to vote at the Meeting is September 22, 2006.
Special Business
At the Meeting, Shareholders will be asked to consider and to vote on the Amalgamation Resolution, being a special resolution of the holders of Common Shares approving the Amalgamation, substantially on the terms set out in the Amalgamation Agreement. The full text of the Amalgamation Resolution is attached to this Circular as Appendix 1.
Amalgamation Resolution
     Terms of the Amalgamation
If the Amalgamation Resolution is approved and the conditions set out in the Amalgamation Agreement are satisfied, on the Effective Date, the Corporation and Newco will amalgamate and continue as one corporation. As a result of the Amalgamation, the property of both the Corporation and Newco will become the property of Amalco and Amalco will continue to be liable for the obligations of both the Corporation and Newco. Immediately after the Amalgamation, Amalco will continue to carry on the operations of the Corporation and will have the same assets and liabilities. 1212707 will be the only holder of Amalco Common Shares following the Amalgamation.
Upon the completion of the Amalgamation on the Effective Date, Shareholders (other than Dissenting Shareholders and Newco) will receive one Amalco Redeemable Preferred Share for each Common Share held. In addition, each Common Share held by Newco will be cancelled without any repayment of capital in respect thereof. Amalco will redeem any and all such Amalco Redeemable Preferred Shares for U.S.$13.10 in cash per share at the Redemption Time. Holders of Amalco Redeemable Preferred Shares can elect, prior to the Redemption Time, to have 1212707 purchase any and all such Amalco Redeemable Preferred Shares at a purchase price of U.S.$13.10 in cash per share prior to such redemption.
The consideration paid by Amalco on redemption of Amalco Redeemable Preferred Shares and the purchase price paid by 1212707 for the purchase of Amalco Redeemable Preferred Shares will be funded directly or indirectly by COSL. In accordance with the terms of the Amalgamation Agreement, it is a condition to the completion of the Amalgamation that immediately available funds required for the redemption of the Amalco Redeemable Preferred Shares and the purchase of any Amalco Redeemable Preferred Shares shall have been provided to the Depositary on or before the Effective Date.
Certain Canadian and U.S. federal income tax implications of the Amalgamation and the redemption or purchase of the Amalco Redeemable Preferred Shares are discussed in greater detail in this Circular under the heading “The Amalgamation — Canadian Federal Income Tax Considerations and United States Federal Income Tax Considerations”.
Dissenting Shareholders who have complied with the provisions of section 191 of the ABCA will be entitled to be paid the fair value of their Common Shares in accordance with the ABCA. See “The Amalgamation — Right to Dissent”.
See “The Amalgamation — Terms of the Amalgamation” and “The Amalgamation — The Amalgamation Agreement”.

     Background and Reasons for the Amalgamation
In response to an unsolicited offer by a subsidiary of Petro-Canada, the Corporation determined to review possible value maximizing alternatives, including instructing its financial advisor, CIBC World Markets Inc., to seek competing bids. CIBC World Markets Inc. contacted potential bidders for the Corporation, a number of whom entered into confidentiality and standstill agreements with the Corporation and received formal presentations from the Corporation and had access to a confidential data room.
On June 18, 2006, as a result of the value maximizing process undertaken by the Corporation, COSL, 1212707 and the Corporation entered into a Pre Acquisition Agreement whereby 1212707 would make an offer (the “Canadian Oil Sands Offer”) to acquire all outstanding Common Shares for U.S.$9.75 per Common Share. The Board recommended that Shareholders accept the Canadian Oil Sands Offer. In response to increases by Petro Canada in its offer to U.S.$11.00 per Common Share and then to U.S.$13.00 per Common Share, 1212707 increased its offer to $U.S.11.10 per Common Share and then U.S.$13.10 per common Share.
On August 1, 2006, 1212707 extended the expiry date of the Canadian Oil Sands Offer to August 18, 2006 and on August 7, 2006 announced it was reducing the minimum tender condition under the Canadian Oil Sands Offer to 50.01%.
On September 6, 2006, the Canadian Oil Sands Offer expired and 1212707 announced that it had taken-up 11 million Common Shares (or about 78% of the issued and outstanding Common Shares) pursuant to Canadian Oils Sands Offer.
In the Offer Circular, 1212707 disclosed its intention, if the Offer was successful, to indirectly acquire all of the Common Shares not deposited under the Offer by means of a subsequent acquisition transaction. Because a statutory right of compulsory acquisition under the ABCA is not available, 1212707 and Newco are proceeding with the Proposed Transaction.
The Proposed Transaction constitutes a “going private transaction” or “business combination” within the meaning of certain applicable securities legislation, including Rule 61 501 and Regulation Q 27. See “The Amalgamation — Background to the Proposed Transaction”.
     Board Approval
On August 25, 2006, the Board determined to: (i) increase the number of Directors from five to six; (ii) accept the resignations of Richard C. McGinity as a Director and Chairman of the Board and John W. A. McDonald as a Director; and (iii) appoint Marcel R. Coutu as Director and Chairman of the Board and Allen R. Hagerman and Ryan M. Kubik as Directors of the Corporation. Messrs. Coutu, Hagerman and Kubik are senior executives of COSL. See “The Amalgamation — Members of Board of Directors”.
On September 19 , 2006, the Board of Directors of the Corporation considered the Amalgamation. At the Board meeting Messrs. Coutu, Hagerman and Kubik declared their interest in that they are senior officers of COSL, 1212707 and Newco and abstained from voting on the matter.
At the meeting the Board determined that the terms the Amalgamation were fair to Shareholders and recommended that Shareholders vote in favour of the Amalgamation. The Board also approved the Amalgamation Agreement and this Circular. In reaching these conclusions, the Board considered, among other things:

1.	the provisions of the Pre-Acquisition Agreement relating to a subsequent acquisition transaction, including the Corporation’s obligation under the Pre-Acquisition Agreement to use all commercially reasonable efforts to assist 1212707 in acquiring the Common Shares that were not acquired by it under the Canadian Oil Sands Offer as soon as practicable and in any event by October 31, 2006 (provided that the consideration per Common Share is not less than U.S.$13.10 per Common Share);

2.	the public auction process for the Corporation implemented by the Board of Directors in response to the Petro-Canada Offer, which resulted in the competing offers for the Corporation, including the fact that approximately 78% of the Common Shares had been deposited in the Canadian Oil Sands Offer;

3.	the advice of counsel;

4.	the advice of CIBC World Markets Inc. provided to the Board of Directors in respect of the auction process and the Canadian Oil Sands Offer, including the fairness opinions that were provided by CIBC World Markets and included in the Directors’ Circular dated June 26, 2006;

5.	the likelihood of any competing proposals or transactions, given Canadian Oil Sands stated intention to maintain the Corporation’s Arctic interests as a long term investment;

6.	the ability and intention of Newco to vote the Common Shares held by it in favour of the Amalgamation Resolution;

7.	the provisions of the Amalgamation Agreement; and

8.	the procedural safeguards provided to Minority Shareholders, including the right to dissent under the ABCA.
Following the meeting, the Amalgamation Agreement was executed by the Corporation, 1212707, Newco and COSL.
     Shareholder Approval
The Amalgamation must be approved by the Shareholders in accordance with applicable law. Pursuant to the ABCA, the Amalgamation Resolution must be passed by at least 66 2/3% of the votes cast by holders of the Common Shares present or represented by proxy at the Meeting and entitled to vote on the Amalgamation Resolution. In addition, Rule 61 501 and Regulation Q 27 require that, in addition to any other required Shareholder approval, in order to complete a “business combination” or “going private transaction” (as such terms are defined in Rule 61 501 and Regulation Q 27, respectively), the approval of a simple majority of the votes attached to the Common Shares held by “minority” holders of the affected securities must also be obtained. Newco is permitted to vote the Common Shares held by it for the purposes of the approval of the Proposed Transaction by Minority Shareholders.
Newco, which holds approximately 78% of the Common Shares (being the Common Shares acquired by 1212707 pursuant to the Offer, which were subsequently transferred by 1212707 to Newco), has advised the Corporation that it intends to vote all Common Shares owned by it, directly or indirectly, in favour of the Amalgamation Resolution. Passage of the Amalgamation Resolution is assured. See “The Amalgamation — Shareholder Approval” and “The Amalgamation — Legal Aspects”.
     Letter of Transmittal
A Letter of Transmittal (printed on blue paper) is enclosed with this Circular for use by Shareholders for the surrender of Share Certificates. The details for the surrender of Share Certificates to the Depositary and the address of the Depositary are set out in the Letter of Transmittal. The Letter of Transmittal includes a box for Shareholders to check if they desire to elect to sell their Amalco Redeemable Preferred Shares to 1212707 for U.S.$13.10 in cash per share prior to the redemption of such shares by Amalco. Unless a Shareholder has made a valid election to sell the Shareholder’s Amalco Redeemable Preferred Shares to 1212707 in accordance with the requirements of the Letter of Transmittal and delivers the Letter of Transmittal to the Depositary prior to the Redemption Time, together with such Shareholder’s Share Certificate(s) and any other required documentation, in accordance with the procedure specified in the Letter of Transmittal, the Amalco Redeemable Preferred Shares held by such Shareholder will be redeemed at the Redemption Time. See “The Amalgamation — Letter of Transmittal”, “The Amalgamation — Surrender of Share Certificates” and “The Amalgamation Payment and Delivery of the Consideration”.
     Surrender of Share Certificates
In order to receive the consideration payable to a Shareholder in connection with the Proposed Transaction, Shareholders (other than Dissenting Shareholders and Newco) must duly complete, execute and deliver to the Depositary the Letter of Transmittal together with such Shareholder’s Share Certificates and such other additional documents, if any, as the Depositary may reasonably require.
     Likely Withholding Tax Liability for Certain Non-Residents
If you are not a resident of Canada and your Amalco Redeemable Preferred Shares are redeemed by Amalco, the difference between the redemption amount of US$13.10 and the paid up capital of the Amalco Redeemable Preferred Shares of Cdn$1.25 is deemed to be a dividend to you for Canadian tax purposes and Amalco is required to withhold from the payment to you Canadian withholding tax that could be as high as 25% of the difference. Accordingly if you are a non-resident, the redemption payment to you may be reduced by up to approximately US$3.00.
If you are a non-resident of Canada and wish to avoid this withholding tax, you MUST complete the Letter of Transmittal (including indicating that you wish to have your Amalco Redeemable Preferred Shares repurchased by 1212707) and return the Letter of Transmittal and the related Share Certificate to the Depositary prior to the Redemption Date (which is also the date of the shareholders meeting).
     Procedure for Receipt of Consideration
As soon as practicable after the Redemption Time, if a holder’s Amalco Redeemable Preferred Shares are redeemed by Amalco on the Effective Date, or if a holder of Amalco Redeemable Preferred Shares elects to have the holder’s shares purchased by 1212707, assuming due delivery of the required documentation, Amalco or 1212707, as the case may be, will cause the Depositary to forward a cheque for the aggregate consideration (without interest) to which a holder of Amalco Redeemable Preferred Shares is entitled, by first class mail to the address of such holder as shown on the register of Shareholders maintained by the Depositary, unless such holder indicates in the Letter of Transmittal that he wishes to pick up the cheque representing the aggregate consideration, in which case the cheque will be available at the office of the Depositary for pick up by such holder. See “The Amalgamation — Consideration”, “The Amalgamation — Letter of Transmittal”, “The Amalgamation — Surrender of Share Certificates”, “The Amalgamation — Delivery Requirements” and “The Amalgamation — Payment and Delivery of the Consideration”.
Canadian Federal Income Tax Considerations
In general, Shareholders who hold Common Shares as capital property will not realize a capital gain or loss on the Amalgamation but will be subject to a taxable transaction on the subsequent redemption or disposition of Amalco Redeemable Preferred Shares. The tax consequences of such transactions will depend upon each Shareholder’s particular circumstances and Shareholders should consult with their own tax advisors as to whether they should exercise the option of selling their Amalco Redeemable Preferred Shares to 1212707 or have their Amalco Redeemable Preferred Shares redeemed by Amalco.
In view of the tax relating to a redemption of Amalco Redeemable Preferred Shares, Shareholders are urged to consult with their own tax advisors to consider electing, prior to the Redemption Time, to have their Amalco Redeemable Shares acquired by 1212707.
The foregoing is qualified in its entirety by the more detailed summary that appears under “The Amalgamation — Canadian Federal Income Tax Considerations”.
United States Federal Income Tax Considerations
United States backup withholding tax and information reporting requirements apply to certain payments to certain noncorporate United States Holders. Information reporting generally will apply to proceeds from the sale or redemption of Common Shares made within the United States to a holder (other than an “exempt recipient”, including a corporation, a payee that is not a United States person who provides appropriate certification and certain other persons). The payor will be required to withhold backup withholding tax on any payments within the United States on a Common Share to a holder of a Common Share that is a United States person, other than an exempt recipient, such as a corporation, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Payments within the United States of proceeds from a sale, exchange or redemption to a Shareholder that is not a United States person will not be subject to backup withholding tax and information reporting requirements if an appropriate certification is provided by the holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect. The backup withholding tax rate is 28% through the year 2010.
The foregoing is qualified in its entirety by the more detailed summary that appears under “The Amalgamation — United States Federal Income Tax Considerations”.

Right of Dissent
Under the provisions of section 191 of the ABCA, a registered Shareholder may dissent in respect of the Amalgamation Resolution. If the Amalgamation is completed, Dissenting Shareholders who comply with the procedures set forth in the ABCA will be entitled to be paid the fair value of the Common Shares in respect of which their right to dissent was exercised. See “The Amalgamation — Right to Dissent”.
The Trust, COSL, 1212707 and Newco
The Trust is the largest energy trust in Canada, based on market capitalization as at September 25, 2006 of over $15 billion, and the only public investment vehicle that provides a non-diversified ownership in Syncrude, one of the largest oil sands operations in the world, located near Fort McMurray, Alberta, Canada.
COSL is a wholly-owned subsidiary of the Trust and holds directly a 31.74% interest and indirectly a 3.75% interest in Syncrude.
1212707 was incorporated on December 31, 2005, and is a wholly owned subsidiary of COSL. 1212707 has not carried on any material business other than making the Offer, acquiring the Common Shares and entering into the Amalgamation Agreement and related matters. 1212707’s registered office is located at 2500 First Canadian Centre, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9 and the telephone number is (403) 218-6200.
Newco was incorporated on September 5, 2006 and is a wholly owned subsidiary of 1212707. Newco has not carried on any business or activity other than entering into the Amalgamation Agreement and related matters. Newco’s registered office is located at 2500 First Canadian Centre, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9 and the telephone number is (403) 218-6200.
See “Information Concerning the Trust, COSL, 1212707, and Newco”.
Effect of the Amalgamation on Markets and Listings
The Corporation intends to delist the Common Shares from the TSX and Nasdaq and to cause the Corporation to cease to be a reporting issuer under the securities laws of each province in which it is a reporting issuer and cease to be a registrant under United States securities legislation as soon as reasonably practicable after the Effective Date. See “Effect of the Amalgamation on Markets and Listings”.

GENERAL INFORMATION
SOLICITATION OF PROXIES
This Circular is furnished in connection with the solicitation by Management of the Corporation of proxies for use at the Meeting to be held on October 25, 2006 at the place and time and for the purposes set forth in the Notice.
The cost of solicitation by Management will be borne by the Corporation. In addition to the solicitation of proxies by mail, directors, officers and employees of the Corporation may, without additional compensation, solicit such proxies on behalf of Management personally, by telephone, email, Internet, facsimile, telegram or other means of communication.
Registered Shareholders unable to attend the Meeting in person are urged to complete the enclosed form of proxy and to forward it to Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, no later than 10:00 a.m. (Calgary Time/ Mountain Standard Time) on October 23, 2006. If the Shareholder is a corporation, an officer’s signature on the said form of proxy must be duly authorized in writing.
The information provided herein is given as of September 25, 2006 unless otherwise specified.
APPOINTMENT OF PROXY HOLDERS, VOTING OF PROXIES AND REVOCATION OF PROXIES
General
The persons named in the enclosed form of proxy are directors and/or officers of the Corporation. However, each Shareholder has the right to appoint a person (who need not be a Shareholder), other than those named in the enclosed form of proxy, to attend and act on behalf of the Shareholder at the Meeting. That right may be exercised by striking out the names of the Management nominees in the enclosed form of proxy and inserting the name of such person in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy.
Common Shares represented by proxies appointing Management nominees will be voted in accordance with the instructions of the Shareholder as specified in the form of proxy. In the absence of such instructions, such Common Shares will be voted FOR the Amalgamation Resolution.
The accompanying form of proxy, when properly signed, confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to any matter which may properly come before the Meeting. Management presently knows of no such amendments, variations or other matters to come before the Meeting other than those referred to in the Notice. If any such amendment, variation or other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such amendment, variation or other matter in accordance with their judgment.
In addition to any other manner permitted by law, a registered Shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by the Shareholder or by the Shareholder’s attorney authorized in writing at the office of the Corporation, Canada Southern Petroleum Ltd., 250, 706 — 7th Avenue S.W., Calgary, Alberta, T2P 0Z1, to the attention of the Chief Financial Officer at any time up to and including the last Business Day preceding the day of the Meeting, or an adjournment thereof at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting, or the day of an adjournment thereof. Each Common Share entitles the registered holder thereof to one vote on each ballot taken at a meeting of Shareholders and such votes may be given in person or by proxy. Common Shares may be voted for or against.
The execution or exercise of a proxy does not constitute a written objection for the purposes of exercising dissent rights under section 191 of the ABCA. For information on Dissenting Shareholder rights, see “The Amalgamation — Right to Dissent”.
Advice to Beneficial Holders
The information set forth in this section is of significant importance as most of the Shareholders do not hold their Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (“Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If the Common Shares are listed in an account statement provided to a Beneficial Shareholder by a broker, then in almost all cases those shares will not be registered in the Shareholder’s own name on the records of the Corporation. Such Common Shares will more likely be registered in the name of the Shareholder’s broker or an agent of that broker. In Canada, the vast majority of these shares are registered in the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). In the United States, the vast majority of these shares are registered in the name of Cede & Co, the nominee of The Depositary Trust Company, which holds the securities on behalf of many U.S. brokerage firms. Common Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting Common Shares for the broker’s clients. Therefore, Beneficial Shareholders cannot be recognized at the Meeting for purposes of voting their Common Shares in person or by way of proxy unless their brokers or agents are given specific instructions. If you are a Beneficial Shareholder and wish to vote in person at the Meeting, please contact your broker or agent well in advance of the Meeting to determine how you can do so.
Applicable regulatory policy requires brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings. Every broker has its own mailing procedures and provides its own return instructions to its clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. In certain cases, the form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is identical to the proxy provided to registered Shareholders, however, its purpose is limited to instructing the registered Shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of Canadian brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”). ADP typically prepares a machine readable voting instruction form, mails that form to the Beneficial Shareholders and asks Beneficial Shareholders to return the instruction forms to ADP. Alternatively, Beneficial Shareholders can either call their toll free telephone number to vote their Common Shares or access ADP’s dedicated voting website at www.proxyvotecanada.com to deliver their voting instructions. ADP then tabulates the results of all instructions received and provides instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a voting instruction form from ADP cannot use that form to vote Common Shares directly at the Meeting — voting instructions must be provided to ADP (in accordance with the instructions set forth on the ADP form) well in advance of the Meeting in order to have the Common Shares voted.
Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of the Beneficial Shareholder’s broker (or agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered Shareholder and vote the Common Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as proxyholder for the registered Shareholder should enter their own names in the blank space on the Proxy and return the Proxy to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent) well in advance of the Meeting.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
The Corporation has issued and outstanding 15,052,770 Common Shares. A Record Date of September 22, 2006 has been set for determining the Shareholders entitled to receive notice of, and to vote at, the Meeting. Only Shareholders of record at the close of business on September 22, 2006 shall be entitled to vote at the Meeting, except to the extent that: (i) a registered Shareholder has transferred the ownership of any Common Shares, subsequent to September 22, 2006; and (ii) the transferee of those Common Shares produces properly endorsed Share Certificates, or otherwise establishes ownership of the Common Shares and demands, not later than ten days before the Meeting, that the transferee’s name be included on the Shareholder list for the Meeting in which case the transferee shall be entitled to vote such Common Shares at the Meeting. The transfer books will not be closed.
To the knowledge of the directors and executive officers of the Corporation, the only persons or companies, directly or indirectly, beneficially owning or exercising control or direction over Common Shares carrying more than 10 percent of the voting rights attached to all Common Shares is Newco (which is directly controlled by COSL and indirectly controlled by the Trust), which the Corporation understands, based on information provided by Newco, owns, directly or indirectly, 11,814,264.736 Common Shares, representing approximately 78% of the outstanding Common Shares.
THE AMALGAMATION
Background to the Proposed Transaction
     Background and Reasons for the Amalgamation
In response to an unsolicited offer by a subsidiary of Petro-Canada, the Corporation determined to review possible value maximizing alternatives, including instructing its financial advisor, CIBC World Markets Inc., to seek competing bids. CIBC World Markets Inc. contacted potential bidders for the Corporation, a number of whom entered into confidentiality and standstill agreements with the Corporation and received formal presentations from the Corporation and had access to a confidential data room.
On June 18, 2006, as a result of the value maximizing process undertaken by the Corporation, COSL, 1212707 and the Corporation entered into a Pre Acquisition Agreement whereby 1212707 would make an offer (the “Canadian Oil Sands Offer”) to acquire all outstanding Common Shares for U.S.$9.75 per Common Share. The Board recommended that Shareholders accept the Canadian Oil Sands Offer. In response to increases by Petro Canada in its offer to U.S.$11.00 per Common Share and then to U.S.$13.00 per Common Share, 1212707 increased its offer to $U.S.11.10 per Common Share and then U.S.$13.10 per common Share.
On August 1, 2006, 1212707 extended the expiry date of the Canadian Oil Sands Offer to August 18, 2006 and on August 7, 2006 announced it was reducing the minimum tender condition under the Canadian Oil Sands Offer to 50.01%.
On September 6, 2006, the Canadian Oil Sands Offer expired and 1212707 announced that it had taken-up 11 million Common Shares (or about 78% of the issued and outstanding Common Shares) pursuant to Canadian Oils Sands Offer.
On September 18, 2006, 1212707 transferred all of its Common Shares to Newco, with the result that Newco now owns approximately 78% of the Common Shares outstanding.
In the Offer Circular, 1212707 disclosed its intention, if the Offer was successful, to indirectly acquire all of the Common Shares not deposited under the Offer by means of a subsequent acquisition transaction. Because a statutory right of compulsory acquisition under the ABCA is not available, 1212707 and Newco are proceeding with the Proposed Transaction.
The Proposed Transaction constitutes a “going private transaction” or “business combination” within the meaning of certain applicable securities legislation, including Rule 61 501 and Regulation Q 27. See “The Amalgamation — Background to the Proposed Transaction”.
Terms of the Amalgamation
If the Amalgamation Resolution is approved and the conditions set out in the Amalgamation Agreement are satisfied, on the Effective Date the Corporation and Newco will amalgamate and continue as one corporation. As a result of the Amalgamation, the property of both the Corporation and Newco will become the property of Amalco and Amalco will continue to be liable for the obligations of both the Corporation and Newco. Immediately after the Amalgamation, Amalco will continue to carry on the operations of the Corporation and will have the same assets and liabilities. 1212707 will be the only holder of Amalco Common Shares following the Amalgamation.
Upon the completion of the Amalgamation on the Effective Date, Shareholders (other than Dissenting Shareholders and Newco) will receive one Amalco Redeemable Preferred Share for each Common Share held. In addition, each Common Share held by Newco will be cancelled without any repayment of capital in respect thereof. Amalco will redeem any and all such Amalco Redeemable Preferred Shares for U.S.$13.10 in cash per share at the Redemption Time. Holders of Amalco Redeemable Preferred Shares can elect, prior to the Redemption Time, to have 1212707 purchase any and all such Amalco Redeemable Preferred Shares at a purchase price of U.S.$13.10 in cash per share prior to such redemption. Holders who intend to have their Amalco Redeemable Preferred Shares redeemed or sold as described herein must complete and return the enclosed Letter of Transmittal and any other required documentation in accordance with the procedure specified in the Letter of Transmittal. See “The Amalgamation Letter of Transmittal”.
The consideration paid by Amalco on redemption of Amalco Redeemable Preferred Shares and the purchase price paid by 1212707 for the purchase of Amalco Redeemable Preferred Shares will be funded directly or indirectly by COSL. In accordance with the terms of the Amalgamation Agreement, it is a condition to the completion of the Amalgamation that immediately available funds required for the redemption of the Amalco Redeemable Preferred Shares and the purchase of any Amalco Redeemable Preferred Shares shall have been provided to the Depositary on or before the Effective Date.
Certain Canadian and United States federal income tax implications of the Amalgamation and the redemption or purchase of the Amalco Redeemable Preferred Shares are discussed in greater detail in this Circular. See “The Amalgamation — Canadian Federal Income Tax Considerations and United States Federal Income Tax Considerations” below.
Dissenting Shareholders who have complied with the provisions of section 191 of the ABCA will be entitled to be paid the fair value of their Common Shares in accordance with the ABCA. See “The Amalgamation Right to Dissent” below.
The Amalgamation Agreement
The Amalgamation will be carried out pursuant to sections 181 and 182 of the ABCA, and will be effected in accordance with the terms of the Amalgamation Agreement among the Corporation, Newco, COSL and 1212707. Upon approval by the Shareholders, satisfaction of all other conditions as provided in the Amalgamation Agreement and the filing of articles of amalgamation, the Amalgamation will become effective on the Effective Date.
The Effective Date of the Amalgamation is expected to be October 25, 2006. On the Effective Date, the Corporation and Newco will amalgamate and continue as one corporation and:

(i)	each issued and outstanding Common Share will be converted into one Amalco Redeemable Preferred Share, other than those Common Shares held by Dissenting Shareholders and those Common Shares held by Newco;

(ii)	each issued and outstanding Common Share held by Newco will be cancelled without any repayment of capital in respect thereof;

(iii)	each issued and outstanding Newco Common Share held by 1212707 will be converted into one Amalco Common Share; and

(iv)	each Dissenting Shareholder shall cease to have any rights as a Shareholder other than the right to be paid the fair value in respect of Common Shares held by such Dissenting Shareholder in accordance with the provisions of the ABCA.
Following the completion of the Amalgamation, Amalco will operate under the name “Canadian Arctic Gas Ltd.” Immediately after the Amalgamation, Amalco will continue to carry on the operations of the Corporation with the same assets and liabilities.
In accordance with the ABCA, upon the Effective Date:

(i)	the amalgamation of the Corporation and Newco and their continuance as one corporation, Amalco, under the terms and conditions prescribed in the Amalgamation Agreement, will be effective;

(ii)	the property of each of the Corporation and Newco will continue to be the property of Amalco;

(iii)	Amalco will continue to be liable for the obligations of each of the Corporation and Newco;

(iv)	any existing cause of action, claim or liability to prosecution with respect to either the Corporation or Newco or both will be unaffected;

(v)	any civil, criminal or administrative action or proceeding pending by or against either the Corporation or Newco may be continued to be prosecuted by or against Amalco;

(vi)	any conviction against, or ruling, order or judgment in favour of or against either of the Corporation or Newco may be enforced by or against Amalco; and

(vii)	the articles of amalgamation will be deemed to be the articles of incorporation of Amalco and the certificate of amalgamation to be issued in respect of the Amalgamation shall be deemed to be the certificate of incorporation of Amalco.
Following the Amalgamation, each Amalco Redeemable Preferred Share will be redeemed by Amalco for U.S.$13.10 in cash, in accordance with the terms of the Amalco Redeemable Preferred Shares, at the Redemption Time.
The respective obligations of the Corporation and Newco to consummate the transactions contemplated by the Amalgamation Agreement, and in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by the mutual consent of the Corporation and Newco without prejudice to their right to rely on any other condition:

(i)	the Amalgamation Agreement and the transactions contemplated thereby, including in particular the Amalgamation, shall have been approved by the shareholders of each of the Corporation and Newco in accordance with the provisions of the ABCA and any other applicable regulatory requirements;

(ii)	all necessary governmental or regulatory approvals, orders, rulings, exemptions and consents in respect of the Amalgamation shall have been obtained on terms satisfactory to the Corporation and Newco or any applicable governmental or regulatory waiting period shall have expired or been terminated;

(iii)	immediately available funds required for the redemption of the Amalco Redeemable Preferred Shares by Amalco and the purchase of any Amalco Redeemable Preferred Shares by 1212707 shall have been provided to the Depositary; and

(iv)	Newco and the Corporation shall be satisfied that there are reasonable grounds for believing that at the Redemption Date and after payment of the consideration on redemption of the Amalco Redeemable Preferred Shares (i) Amalco will be able to pay its liabilities as they become due, and (ii) the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities.
The Amalgamation Agreement may, prior to the issuance of a certificate of amalgamation, be terminated by the Board of Directors of the Corporation or Newco notwithstanding the approval thereof by the Shareholders of the Corporation and Newco.
The Amalgamation Agreement may at any time and from time to time be amended by written agreement of the parties thereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation: (i) change the time for performance of any of the obligations or acts of the parties thereto; (ii) waive compliance with or modify any of the covenants contained therein and waive or modify performance of any of the obligations of the parties thereto; or (iii) waive compliance with or modify any other conditions precedent contained therein; provided that no such amendment shall change the provisions thereof regarding the consideration to be received by the Shareholders and the shareholders of Newco for their Common Shares or Newco Common Shares, as the case may be, without approval of such shareholders, given in the same manner as required for the approval of the Amalgamation.
The foregoing description of the Amalgamation Agreement is qualified in its entirety by reference to the full text of the Amalgamation Agreement attached to this Circular as Appendix 2. For a full description of the rights, privileges, restrictions and conditions attaching to the Amalco Common Shares and the Amalco Redeemable Preferred Shares, see Schedule A to the Amalgamation Agreement.
Dissenting Shareholders will be entitled to be paid the fair value of their Common Shares in accordance with and subject to compliance with the provisions of section 191 of the ABCA. For a full description of such dissent rights, see “The Amalgamation — Right to Dissent” below and Appendices 3 and 4 to this Circular.
Shareholder Approval
The Amalgamation must be approved by the Shareholders in accordance with applicable law. Pursuant to the ABCA, the Amalgamation Resolution must be passed by at least 66 2/3% of the votes cast by holders of the Common Shares present or represented by proxy at the Meeting and entitled to vote on the Amalgamation Resolution. In addition,

Rule 61 501 and Regulation Q 27 require that, in addition to any other required Shareholder approval, in order to complete a “business combination” or “going private transaction” (as such terms are defined in Rule 61 501 and Regulation Q 27, respectively), the approval of a simple majority of the votes attached to the Common Shares held by “minority” holders of the affected securities must also be obtained. Newco is permitted to vote the Common Shares held by it for the purposes of the approval of the Proposed Transaction by Minority Shareholders.
Newco, which holds approximately 78% of the Common Shares, has advised the Corporation that it intends to vote all Common Shares owned by it, directly or indirectly, in favour of the Amalgamation Resolution. The votes attached to the Common Shares held by Newco are sufficient to enable all the foregoing approvals to be obtained. In particular, the votes attached to 11,814,264.736 Common Shares taken up by Newco pursuant to the Offer, (representing approximately 78% of the Common Shares) may be counted as part of the votes attached to the Common Shares held by Minority Shareholders and represent more than a majority of such votes. Newco is therefore in a position to have the Amalgamation approved. See “The Amalgamation — Legal Aspects” below.
Unless otherwise specified by a Shareholder executing a proxy, the persons named as proxies in the enclosed form of proxy intend to vote the Common Shares represented by such proxy FOR the Amalgamation Resolution.
Expenses of the Proposed Transaction
The Corporation will pay the costs of the Proposed Transaction, including legal, filing and printing costs, and all costs associated with the preparation of this Circular. Such costs are expected to aggregate approximately $200,000.
Board Approval
On August 25, 2006, the Board determined to: (i) increase the number of Directors from five to six; (ii) accept the resignations of Richard C. McGinity as a Director and Chairman of the Board and John W. A. McDonald as a Director; and (iii) appoint Marcel R. Coutu as Director and Chairman of the Board and Allen R. Hagerman and Ryan M. Kubik as Directors of the Corporation. Messrs. Coutu, Hagerman and Kubik are senior executives of COSL. See “The Amalgamation — Members of Board of Directors”.
On September 19, 2006, the Board of Directors of the Corporation considered the Amalgamation. At the Board meeting Messrs. Coutu, Hagerman and Kubik declared their interest in that they are senior officers of COSL, 1212707 and Newco and abstained from voting on the matter.
At the meeting the Board determined that the terms the Amalgamation were fair to Shareholders and recommended that Shareholders vote in favour of the Amalgamation. The Board also approved the Amalgamation Agreement and this Circular. In reaching these conclusions, the Board considered, among other things:

1.	the provisions of the Pre-Acquisition Agreement relating to a subsequent acquisition transaction, including the Corporation’s obligation under the Pre-Acquisition Agreement to use all commercially reasonable efforts to assist 1212707 in acquiring the Common Shares that were not acquired by it under the Canadian Oil Sands Offer as soon as practicable and in any event by October 31, 2006 (provided that the consideration per Common Share is not less than U.S.$13.10 per Common Share);

2.	the public auction process for the Corporation implemented by the Board of Directors in response to the Petro-Canada Offer, which resulted in the competing offers for the Corporation, including the fact that approximately 78% of the Common Shares had been deposited in the Canadian Oil Sands Offer;

3.	the advice of counsel;

4.	the advice of CIBC World Markets Inc. provided to the Board of Directors in respect of the auction process and the Canadian Oil Sands Offer, including the fairness opinions that were provided by CIBC World Markets and included in the Directors’ Circular dated June 26, 2006;

5.	the likelihood of any competing proposals or transactions, given Canadian Oil Sands stated intention to maintain the Corporation’s Arctic interests as a long term investment;

6.	the ability and intention of Newco to vote the Common Shares held by it in favour of the Amalgamation Resolution;

7.	the provisions of the Amalgamation Agreement; and

8.	the procedural safeguards provided to Minority Shareholders, including the right to dissent under the ABCA.
Following the meeting, the Amalgamation Agreement was executed by the Corporation, 1212707, Newco and COSL.
See “Documents Incorporated by Reference”.
Members of Board of Directors
There are currently six directors of the Corporation, each of whom holds office until the next annual general meeting of the Shareholders or until the director ceases to hold office or the director’s successor has been elected or appointed. Certain information in respect of the Corporation’s directors is set forth below.

			Positions
Name and Province/State and		Principal Occupation, Business or Employment	with the
Country of Residence(1)(3)	Director Since	During the Five Preceding Years	Corporation

Myron F. Kanik(2)	2002	President of Kanik & Associates Ltd. (energy industry consulting firm)	Director
Raymond P. Cej(2)	2004	President, BA Energy Inc. (oilsands energy company)	Director
Donald E. Foulkes(2)	2005	President and Chief Executive Officer of AltaCanada Energy Corp. (energy company)	Director
Allen R. Hagerman	August 25, 2006	Chief Financial Officer of COSL from June 1, 2003 to present; prior thereto, Vice President and Chief Financial Officer of Fording Canadian Coal Trust from March 1, 2003 to May 31, 2003; Vice President and Chief Financial Officer of Fording Inc. from June 1, 2001 to March 1, 2003	Director
Marcel R. Coutu	August 25, 2006	President and Chief Executive Officer of COSL August 2001 to present	Director
Ryan M. Kubik	August 25, 2006	Treasurer of COSL from September 1, 2002 to present; prior thereto, Advisor, Corporate Finance, EnCana Corporation from April 2002 to August 2002 and prior thereto, Associate Director, Treasury, PanCanadian Energy Corporation and its predecessors	Director
Notes:

(1)	Based on information provided to the Corporation by each of the directors, as at the date of this Circular, none of the directors (and none of said directors’ associates and affiliates) beneficially own, directly or indirectly, or control or direct any securities of the Corporation or any of its subsidiaries.

(2)	Members of the Audit Committee of the Board (Mr. Cej being Chairman).

(3)	Pursuant to the Pre-Acquisition Agreement, two of the members of the Corporation’s Board resigned on August 25, 2006 and were replaced by three members of the Board. Myron F. Kanik, Donald E. Foulkes and Raymond P. Cej are “independent” directors as defined the MI 52-110 and are independent of the Corporation and its affiliates. See “The Amalgamation — Background to the Proposed Transaction”, “The Amalgamation — Board Approval” and “Information Concerning the Trust, COSL, 1212707 and Newco”.
     No director of the Corporation:

(a)	is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity:

(i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(ii)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(iii)	or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director.
Legal Aspects
The Amalgamation constitutes a “business combination” or “going private transaction” within the meaning of certain applicable Canadian securities legislation, including Rule 61 501 and Regulation Q 27.
Rule 6 501 and Regulation Q 27 provide that, unless exempted, a corporation proposing to carry out a business combination or going private transaction is required to prepare a valuation of the affected securities (and any non cash consideration being offered therefor) and to provide the holders of the affected securities a summary of such valuation. In that connection, Newco is relying on an exemption from the valuation requirement under Rule 61 501 and Regulation Q 27 for a second step business combination or going private transaction carried out within 120 days after the expiry of a formal bid. For this purpose, the Offer constitutes a formal bid. Newco is able to rely on such exemption because, among other criteria, the consideration per share payable pursuant to the Proposed Transaction is at least equal in value to the consideration per Common Share paid under the Offer (U.S.$13.10 in cash per Common Share) and is in the same form (cash).
Under the ABCA, the Amalgamation requires the approval of at least 66 2/3% of the votes cast by holders of the Common Shares at a meeting duly called and held for the purpose of approving the Amalgamation. Rule 61 501 and Regulation Q 27 also require that, unless exempted, in addition to any other required securityholder approval, in order to complete a second step business combination or going private transaction, the approval of a simple majority of the votes attached to the Common Shares held by “minority” holders of the affected securities must also be obtained. Newco is permitted to vote the Common Shares held by it, which were acquired by 1212707 under the Offer and subsequently transferred to Newco, for the purposes of the approval of the Proposed Transaction by Minority Shareholders. Newco has advised the Corporation that it intends to vote all of the Common Shares held by it in favour of the Amalgamation Resolution. Newco holds sufficient Common Shares to approve the Amalgamation Resolution in accordance with the foregoing legal requirements as it holds approximately 78% of the Common Shares and to assure that the minority vote is satisfied.
Judicial Developments
Prior to the adoption of Rule 61 501 (or its predecessor, OSC Policy 9.1) and Regulation Q 27, Canadian courts had in several instances granted preliminary injunctions to prohibit transactions involving business combinations or going private transactions. The trend in both legislation and Canadian jurisprudence has been towards permitting such transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders.
Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a business combination or going private transaction.
Right to Dissent
Under the provisions of section 191 of the ABCA, a registered Shareholder may dissent in respect of the Amalgamation Resolution. If the Amalgamation is completed, Dissenting Shareholders who comply with the procedures set forth in the ABCA will be entitled to be paid the fair value of the Common Shares in respect of which their right to dissent was exercised.
Common Shares that are held by a Dissenting Shareholder shall not be converted into Amalco Redeemable Preferred Shares and shall not be redeemed by Amalco or purchased by 1212707. Rather, on the Amalgamation becoming effective, Dissenting Shareholders cease to have any rights as Shareholders other than the right to be paid the fair value of their Common Shares in accordance with section 191 of the ABCA. However, in the event that a Shareholder’s rights as a Shareholder have been reinstated as a result of a failure to properly exercise the dissent rights in accordance with the ABCA, each Common Share held by that Shareholder shall thereupon be deemed to have been converted, as of the Effective Date, for an Amalco Redeemable Preferred Share, which share shall be deemed to have been redeemed at the Redemption Time for U.S.$13.10 in cash.
The dissent right and dissent procedure provided by section 191 of the ABCA is summarized in Appendix 3 to this Circular and the text of section 191 of the ABCA is set out in Appendix 4 to this Circular. Shareholders who wish to exercise dissent rights should seek legal advice, as failure to adhere to the requirements set out in section 191 of the ABCA may result in the loss or unavailability of any right to dissent.
Consideration
Upon completion of the Amalgamation on the Effective Date, Shareholders (other than Dissenting Shareholders and Newco) will receive one Amalco Redeemable Preferred Share for each Common Share held. Each Amalco Redeemable Preferred Share will be redeemed for U.S.$13.10 in cash per share at the Redemption Time. Holders of Amalco Redeemable Preferred Shares can elect, prior to the Redemption Time, to have 1212707 purchase any and all such Amalco Redeemable Preferred Shares at a purchase price of U.S.$13.10 in cash per share.
Share Certificates
No certificates will be issued in respect of Amalco Redeemable Preferred Shares and such shares shall be evidenced by certificates representing the Common Shares.
Letter of Transmittal
A Letter of Transmittal (printed on blue paper) is enclosed with this Circular for use by Shareholders for the surrender of Share Certificates. The details for the surrender of Share Certificates to the Depositary and the address of the Depositary are set out in the Letter of Transmittal. The Letter of Transmittal includes a box for Shareholders to check if they desire to elect to sell their Amalco Redeemable Preferred Shares to 1212707 for U.S.$13.10 in cash per share prior to the redemption of such shares by Amalco. Unless a Shareholder has made a valid election to sell the Shareholder’s Amalco Redeemable Preferred Shares to 1212707 in accordance with the requirements of the Letter of Transmittal and delivers the Letter of Transmittal to the Depositary prior to the Redemption Time, together with such Shareholder’s Share Certificate(s) and any other required documentation, in accordance with the procedure specified in the Letter of Transmittal, the Amalco Redeemable Preferred Shares held by such Shareholder will be redeemed at the Redemption Time. See also “The Amalgamation Surrender of Share Certificates” and “The Amalgamation Payment and Delivery of the Consideration” below.
Provided that a Shareholder has delivered and surrendered to the Depositary the Share Certificates together with the Letter of Transmittal duly completed and executed in accordance with the instructions on such form or in otherwise acceptable form, together with such other required documents and instruments, promptly on the Effective Date, Amalco or 1212707, as the case may be, shall cause the Depositary to send a cheque (without interest) in respect of the proceeds from the redemption or sale, as the case may be, of the Amalco Redeemable Preferred Shares that the Shareholder is entitled to receive, unless the Shareholder indicates in the Letter of Transmittal that he or she wishes to pick up the cheque the Shareholder is entitled to receive, in which case the cheque will be made available at the office of the Depositary for pick up. If the Amalgamation is not completed, the surrendered Share Certificates will be returned by the Depositary.

Lost Certificates
If a share certificate has been lost or destroyed, the Letter of Transmittal should be completed as fully as possible and forwarded together with a letter describing the loss, to the Depositary. The Depositary will advise the transfer agent who will assist in arranging replacement documents (which may include a bonding requirement). The certificate must be replaced prior to receiving the funds.
Surrender of Share Certificates
In order to receive the consideration payable to a Shareholder in connection with the Proposed Transaction, Shareholders (other than Dissenting Shareholders and Newco) must duly complete, execute and deliver to the Depositary the Letter of Transmittal together with such Shareholder’s Share Certificates and such other additional documents as the Depositary may reasonably require, if any. See also “The Amalgamation — Prescription Period” below.
Delivery Requirements
The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents is at the option and risk of the person surrendering them. The Corporation recommends that such documents be delivered by hand to the Depositary, at the office noted in the Letter of Transmittal, and a receipt obtained therefor, or if mailed, that registered mail, with return receipt requested, be used, and that proper insurance be obtained.
Shareholders holding Common Shares which are registered in the name of a broker, investment dealer, bank, trust company or other nominee must contact their nominee holder to arrange for the surrender of their Share Certificates.
Payment and Delivery of the Consideration
In order to receive the consideration payable to a Shareholder in connection with the Proposed Transaction, a Shareholder must deliver to the Depositary such Shareholder’s Share Certificates and such other additional documents as the Depositary may reasonably require, if any.
Unless a Shareholder has made a valid election to sell the Shareholder’s Amalco Redeemable Preferred Shares to 1212707, the Amalco Redeemable Preferred Shares held by such Shareholder will be redeemed for U.S.$13.10 in cash per Amalco Redeemable Preferred Share at the Redemption Time. See also “The Amalgamation — Letter of Transmittal” above.
As soon as practicable after the Redemption Time, if a holder’s Amalco Redeemable Preferred Shares are redeemed by Amalco, or the Effective Date, if a holder of Amalco Redeemable Preferred Shares elects to have the Shareholder’s shares purchased by 1212707, assuming due delivery of the required documentation, Amalco or 1212707, as the case may be, will cause the Depositary to forward a cheque for the aggregate consideration (without interest) to which a holder of Amalco Redeemable Preferred Shares is entitled, by first class mail to the address of the holder as shown on the register of Shareholders maintained by the Depositary, unless the holder indicates in the Letter of Transmittal that he wishes to pick up the cheque representing the aggregate consideration, in which case the cheque will be available at the office of the Depositary for pick up by such holder. Under no circumstances will interest on the consideration be paid by Amalco, 1212707 or the Depositary, as the case may be, by reason of any delay in paying the consideration or otherwise.
Prescription Period
On the Effective Date, each Shareholder will be removed from the Corporation’s register of Shareholders, and until validly surrendered, the Share Certificate(s) held by such former holder will represent only the right to receive, upon such surrender, the consideration (without interest) to which the Shareholder is entitled, and in the case of a Dissenting Shareholder, the right to receive fair value for the Common Shares held. Any certificate which prior to the Effective Date represented issued and outstanding Common Shares which has not been surrendered, with all other instruments required by the Letter of Transmittal, on or prior to the sixth anniversary of the Redemption Date, and subject to applicable law with respect to unclaimed property, will cease to represent any claim against, or interest of any kind or nature in, Amalco, 1212707 or the Depositary, and the Redemption Amount shall be forfeited to Amalco.

Likely Withholding Tax Liability For Certain Non-Residents
If you are not a resident of Canada and your Amalco Redeemable Preferred Shares are redeemed by Amalco, the difference between the redemption amount of US$13.10 and the paid up capital of the Amalco Redeemable Preferred Shares of Cdn.$1.25 is deemed to be a dividend to you for Canadian tax purposes and Amalco is required to withhold from the payment to you Canadian withholding tax that could be as high as 25% of the difference. Accordingly if you are a non-resident, the redemption payment to you may be reduced by up to approximately US$3.00.
If you are a non-resident of Canada and wish to avoid this withholding tax, you MUST complete the Letter of Transmittal (including indicating that you wish to have your Amalco Redeemable Preferred Shares repurchased by 1212707) and return the Letter of Transmittal and the related Share Certificate to the Depositary prior to the Redemption Date (which is also the date of the shareholders meeting).
Canadian Federal Income Tax Considerations
The following is a summary of the principal Canadian federal income tax considerations under the Tax Act of the Amalgamation and the purchase by 1212707 or redemption of Amalco Redeemable Preferred Shares by Amalco generally applicable to Shareholders who, for the purposes of the Tax Act and at all relevant times, hold their Common Shares and the Amalco Redeemable Preferred Shares as capital property and deal at arm’s length with, and are not affiliated with, Amalco, 1212707 or the Corporation. Common Shares and Amalco Redeemable Preferred Shares generally will constitute capital property to a Shareholder unless the Shareholder holds such shares in the course of carrying on a business or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders who are resident in Canada and whose Common Shares or Amalco Redeemable Preferred Shares might not otherwise qualify as capital property may be entitled, in certain circumstances, to obtain such qualification by making the irrevocable election permitted by subsection 39(4) of the Tax Act.
This summary is not applicable to a Shareholder that is a “financial institution”, a “specified financial institution” or an interest in which would be a tax shelter investment, all as defined in the Tax Act.
This summary is based on the current provisions of the Tax Act and the regulations issued thereunder (the “Regulations”) and on the Corporation’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act and the Regulations that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), but does not otherwise take into account or anticipate changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of the CRA. No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not take into account the tax legislation of any province or territory of Canada or of any non Canadian jurisdiction.
For purposes of the Tax Act, all amounts must be expressed in Canadian dollars including adjusted cost base and proceeds of disposition. For purposes of the disclosure below the Corporation has assumed an approximate conversion rate Cdn.$1.12 per U.S. $1 as at September 22, 2006, however, Shareholders should consult their own tax advisors with respect to the appropriate translation of U.S. dollar amounts into Canadian dollars as of the Redemption Date.
In view of the tax consequences attendant on a redemption of Amalco Redeemable Preferred Shares, Shareholders are urged to consult with their own tax advisors to consider electing prior to the Redemption Time to have their Amalco Redeemable Shares acquired by 1212707.
This summary is not exhaustive of all Canadian federal income tax considerations. The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.
     Residents of Canada
The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Tax Act and any applicable income tax treaty (“Canadian Resident Holder”).

     Amalgamation
A Canadian Resident Holder who receives Amalco Redeemable Preferred Shares in exchange for Common Shares on the Amalgamation will not realize any capital gain or capital loss on the conversion. The Canadian Resident Holder will be considered to have disposed of the Common Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Common Shares to the Canadian Resident Holder immediately before the Amalgamation and to have acquired the Amalco Redeemable Preferred Shares at an aggregate cost equal to those proceeds of disposition. There will, however, be income tax consequences to the Canadian Resident Holder on the redemption or sale of the Canadian Resident Holder’s Amalco Redeemable Preferred Shares, as discussed below.
     Redemption of Amalco Redeemable Preferred Shares
The amount paid on the redemption of an Amalco Redeemable Preferred Share in excess of the paid up capital of the share as determined for purposes of the Tax Act will be deemed to be a dividend (subject, as discussed below, to the potential re characterization as a capital gain in the hands of certain corporate Shareholders). The Corporation has estimated that the paid up capital of each Amalco Redeemable Preferred Share will be approximately Cdn.$1.25 and accordingly, the deemed dividend on the redemption of the Amalco Redeemable Preferred Share is estimated to be approximately Cdn.$13.39, based upon the Canadian dollar equivalent of U.S.$13.10 of Cdn.$14.64 as at September 22, 2006. The Corporation intends to calculate the deemed dividend by reference to the prevailing exchange rate on the Redemption Date.
Subject to the application of subsection 55(2) of the Tax Act as described below, dividends deemed to be received by a corporate Shareholder on a redemption will be included in computing its income but normally will also be deductible in computing the taxable income of the receiving corporation. Subsection 55(2) of the Tax Act provides that where a corporate Shareholder is deemed to receive a dividend which reduces the capital gain otherwise arising, the deemed dividend will be re characterized as proceeds of disposition of the shares for the purpose of computing the Shareholder’s capital gain on the disposition of the shares, except to the extent that the deemed dividend is paid out of “safe income” or is subject to Part IV tax which is not refunded as part of the series of transactions or events. Corporate Shareholders should consult their tax advisors for specific advice as to the application to them of subsection 55(2) on the redemption of the Amalco Redeemable Preferred Shares.
A Shareholder that is a “private corporation” (as defined in the Tax Act) or a “subject corporation” (described in Part IV of the Tax Act) may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the redemption of the Amalco Redeemable Preferred Shares to the extent that such dividends are deductible in computing such corporation’s taxable income.
In the case of a Shareholder who is an individual, the dividend deemed to be received on the redemption of the Amalco Redeemable Preferred Shares will be included in computing that Shareholder’s income and will be subject to the gross up and dividend tax credit rules normally applicable to eligible taxable dividends paid by taxable Canadian corporations.
A Shareholder disposing of Amalco Redeemable Preferred Shares on the redemption thereof by Amalco will also realize a capital gain (or, subject to the comments below, a capital loss) to the extent that the proceeds of disposition thereof exceed (or are exceeded by) the adjusted cost base thereof to such Shareholder. For these purposes the proceeds of disposition will exclude the amount of the deemed dividend received on the redemption.
     Disposition of Amalco Redeemable Preferred Shares
A Shareholder who elects to sell Amalco Redeemable Preferred Shares to 1212707 will generally realize a capital gain (or capital loss) on the disposition of such shares equal to the amount by which the payment made by 1212707 exceeds (or is less than) the adjusted cost base of those shares to such holder. See “Taxation of Capital Gains or Losses” below.
     Dissenting Shareholders
Under the current administrative practice of the CRA, Canadian Resident Holders who exercise their right of dissent in respect of the Amalgamation will be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid by Amalco to them for such Common Shares less the amount of any interest awarded by the court and will realize a capital gain (or capital loss) to the extent that those proceeds of disposition exceed (or are less than) the aggregate adjusted cost base of such Common Shares to the Canadian Resident Holder who is a Dissenting Shareholder and any reasonable costs of disposition. Any interest awarded to a Canadian Resident Holder who is a Dissenting Shareholder will be included in the Canadian Resident Holder’s income. The tax treatment of capital gains and capital losses under the Tax Act is discussed below.
     Taxation of Capital Gains or Losses
A Canadian Resident Holder who realizes a capital gain or a capital loss on the disposition of Amalco Redeemable Preferred Shares or, in the case of a Canadian Resident Holder who is a Dissenting Shareholder, on the disposition of Common Shares, will generally be required to include in income one half of any such capital gain (“taxable capital gain”) and may apply one half of any such capital loss (“allowable capital loss”) against taxable capital gains in accordance with the detailed rules in the Tax Act. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years subject to and in accordance with the detailed rules of the Tax Act. A capital loss realized on the disposition of any such shares may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on such shares or, in the case of a disposition of Amalco Redeemable Preferred Shares received on the Amalgamation, on the Common Shares converted therefor, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns shares. Canadian Resident Holders to whom these rules may be relevant should consult their own tax advisors in this regard.
A “Canadian controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.
The realization of a capital gain (or capital loss) by an individual or a trust (other than certain specified trusts) may affect the individual’s or the trust’s liability for alternative minimum tax under the Tax Act. Canadian Resident Holders should consult their own tax advisors with respect to alternative minimum tax provisions.
     Non Residents of Canada
The following portion of the summary is applicable to a Shareholder who, for purposes of the Tax Act and any applicable income tax treaty and at all relevant times, is neither resident, nor deemed to be resident, in Canada, does not use or hold and is not deemed to use or hold Common Shares or Amalco Redeemable Preferred Shares in carrying on a business in Canada or as “designated insurance property” and to whom such shares do not otherwise constitute “taxable Canadian property” within the meaning of the Tax Act (a “Non Resident Holder”).
Common Shares and Amalco Redeemable Preferred Shares will generally not constitute taxable Canadian property to a Shareholder unless, at any time during the 60 month period immediately preceding the disposition thereof, 25% or more of the issued shares of any class or series of a class of the capital stock of the Corporation or 25% or more of the Amalco Redeemable Preferred Shares were owned or deemed under the Tax Act to be owned by the Shareholder, by persons with whom the Shareholder did not deal at arm’s length, or by any combination thereof. If the Common Shares are “taxable Canadian property” to the Shareholder, then the Amalco Redeemable Preferred Shares will be deemed to be “taxable Canadian property” to the Shareholder.
     Amalgamation
A Non Resident Holder who receives Amalco Redeemable Preferred Shares in exchange for Common Shares on the Amalgamation will not realize any capital gain or capital loss on the conversion. The Non Resident Holder will be considered to have disposed of the Common Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Common Shares to the Non Resident Holder immediately before the Amalgamation and to have acquired the Amalco Redeemable Preferred Shares at an aggregate cost equal to those proceeds of disposition. There may, however, be income tax consequences to the Non Resident Holder on the redemption or sale of the Non Resident Holder’s Amalco Redeemable Preferred Shares, as discussed below.

     Redemption of Amalco Redeemable Preferred Shares
Where an Amalco Redeemable Preferred Share acquired by a Non Resident Holder is redeemed the amount paid on the redemption in excess of the paid up capital of such share will generally be deemed to be a dividend. It is estimated that a dividend of approximately Cdn.$13.39 (assuming the Canadian dollar equivalent of U.S.$13.10 is Cdn.$14.64) per Amalco Redeemable Preferred Share will be deemed to have been paid on the redemption and will be subject to withholding tax at the rate of 25% subject to reduction under the terms of an applicable income tax treaty. The Corporation intends to calculate the amount of the deemed dividend in Canadian dollars by reference to the prevailing exchange rate on the Redemption Date and to make withholdings based on such calculations. Any capital gain (or capital loss) arising on the redemption of the Amalco Redeemable Preferred Shares will generally not be subject to Canadian income tax if the Amalco Redeemable Preferred Shares are not “taxable Canadian property”.
If you are not a resident of Canada and your Amalco Redeemable Preferred Shares are redeemed by Amalco, the difference between the redemption amount of US$13.10 and the paid up capital of the Amalco Redeemable Preferred Shares of Cdn$1.25 is deemed to be a dividend to you for Canadian tax purposes and Amalco is required to withhold from the payment to you Canadian withholding tax that could be as high as 25% of the difference. Accordingly if you are a non-resident, the redemption payment to you may be reduced by up to approximately US$3.00.
If you are a non-resident of Canada and wish to avoid this withholding tax, you MUST complete the Letter of Transmittal (including indicating that you wish to have your Amalco Redeemable Preferred Shares repurchased by 1212707) and return the Letter of Transmittal and the related Share Certificate to the Depositary prior to the Redemption Date (which is also the date of the shareholders meeting).
In the event that the Amalco Redeemable Preferred Shares constitute “taxable Canadian property” to the Non Resident Holder, then the Non Resident Holder will generally realize a capital gain (or capital loss) in the same manner as a Shareholder resident in Canada, unless the Non Resident Holder is entitled to relief under an applicable income tax treaty. Under the Canada U.S. Income Tax Convention such relief would generally not be available. A capital loss realized by the Non Resident Holder will only be available to offset capital gains realized by the Non Resident Holder in respect of a disposition, or deemed disposition, of property that constitutes “taxable Canadian property” to the Non Resident Holder, and only where the Amalco Redeemable Preferred Shares do not constitute “treaty protected property” (as defined in the Tax Act) to the Non Resident Holder. The taxation of capital gains or losses are described above under “Residents of Canada Taxation of Capital Gains or Losses”.
     Disposition of Amalco Redeemable Preferred Shares
Where an Amalco Redeemable Preferred Share acquired by a Non Resident Holder is acquired by 1212707 such Non Resident Holder will not be subject to Canadian income tax on capital gains (or capital losses) arising on the disposition if the Amalco Redeemable Preferred Shares are not “taxable Canadian property”. In the event that the Amalco Redeemable Preferred Shares constitute “taxable Canadian property” to the Non Resident Holder, then the Non Resident Holder will generally realize a capital gain (or capital loss) in the same manner as a Shareholder resident in Canada, unless the Non Resident Holder is entitled to relief under an applicable income tax treaty. Under the Canada U.S. Income Tax Convention such relief would generally not be available. A capital loss realized by the Non Resident Holder will only be available to offset capital gains realized by the Non Resident Holder in respect of a disposition, or deemed disposition, of property that constitutes “taxable Canadian property” to the Non Resident Holder, and only where the Amalco Redeemable Preferred Shares do not constitute “treaty protected property” (as defined in the Tax Act) to the Non Resident Holder. The taxation of capital gains or losses are described above under “Residents of Canada Taxation of Capital Gains or Losses”.
     Dissenting Shareholders
A Dissenting Shareholder who is a Non Resident Holder will, under the current administrative practice of the CRA, be considered to have disposed of such shares to Amalco for proceeds of disposition equal to the amount paid by Amalco exclusive of any interest awarded by the court. A Non Resident Holder will generally not be subject to Canadian income tax on capital gains arising on such disposition if the Common Shares are not “taxable Canadian property”. Any interest awarded to a dissenting Non Resident Holder by the Court will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty.

United States Federal Income Tax Considerations
The following is a general discussion of certain material anticipated United States federal income tax considerations relevant to the Amalgamation and the redemption of Amalco Redeemable Preferred Shares. This discussion is intended to be a general description of certain United States federal income tax considerations relevant to a U.S. Holder, defined below. This discussion is based on the provisions of the Code, its legislative history and regulations, the administrative policies published by the United States Internal Revenue Services (“IRS”), and judicial decisions, all of which are subject to change, possibly with retroactive effect. The discussion of the consequences of the Proposed Transaction relies on the accuracy of the information contained in this Information Circular. Any inaccuracy of such information could affect the conclusions expressed below. There can be no assurance that the IRS will not take a contrary view to the consequences or matters described below, and no ruling from the IRS has been or will be sought regarding the tax consequences of the Proposed Transaction. This discussion does not take into account the tax laws of any state and local jurisdictions of the United States or any foreign jurisdictions.
The following discussion assumes that the Common Shares are held as a capital asset (as defined in Section 1221 of the Code). This discussion applies only to a holder of Common Shares that is: (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation), created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, (iii) an estate the income of which is subject to federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons as described in Section 7701(a)(30) of the Code has the authority to control all substantial decisions of such trust (a “U.S. Holder”). Holders other than U.S. Holders (including partnerships) are advised to consult their own tax advisors regarding the tax considerations incident to the Proposed Transaction. In addition, this discussion does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular U.S. Holders in light of their personal investment circumstances or status, nor does it discuss the United States federal income tax consequences to certain types of U.S. Holders that may be subject to special rules under the United States federal income tax laws, such as financial institutions, persons owning 10% or more (by vote or value) of the Common Shares, or persons that hold Common Shares that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the United States dollar. Accordingly, holders of Common Shares to which this section applies are urged to consult their own tax advisors as to the specific United States federal income tax consequences of the Proposed Transaction to them as well as any additional U.S. federal, state, local or non-U.S. tax consequences of the Proposed Transaction in their particular circumstances.
     Notice Pursuant to Internal Revenue Service Circular 230
The discussion under the heading “Certain United States Federal Income Tax Considerations” is not intended or written by the Corporation or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. The discussion under the heading “Certain United States Federal Income Tax Considerations” is provided to support the promotion, marketing or recommendation by the Corporation of the Proposed Transaction. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of the Proposed Transaction.
     The Proposed Transaction
As part of the Proposed Transaction, Shareholders (including U.S. Holders) will receive one Amalco Redeemable Preferred Share for each Common Share held, which Amalco Redeemable Preferred Shares will then be immediately redeemed by Amalco with a payment of U.S.$13.10, unless the Shareholder elects to have 1212707 purchase their Amalco Redeemable Preferred Shares prior to the Redemption Date. For United States federal income tax purposes, these transactions should be characterized as though U.S. Holders have transferred their Common Shares in complete liquidation of their interest in the Corporation in exchange for U.S.$13.10 in cash per share (the “Exchange”).
     The Exchange
A U.S. Holder who disposes of Common Shares in the Exchange generally will recognize gain or loss in an amount equal to the difference, if any between the amount realized on the sale (or its U.S. dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in Canadian dollars) and such U.S. Holder’s adjusted tax basis in the Common Shares. Subject to the passive foreign investment company discussion below, any gain or loss recognized by a U.S. Holder on the sale of Common Shares held as capital assets will be long-term or short-term capital gain or loss, depending on whether the U.S. Holder has held such Common Shares for more than one year. Such gain or loss generally will be treated as United States source income or loss for United States foreign tax credit purposes. Canadian tax withheld from payments to a U.S. Holder should be available as a foreign tax credit to such U.S. Holders. The ability to utilize available foreign tax credits to reduce U.S. income tax is subject to complex limitations.
     Dissenting Shareholders
A U.S. Holder who, by dissenting from the Amalgamation, receives cash in exchange for its Common Shares will recognize gain or loss in an amount equal to the difference between the amount of cash received on the sale (or its U.S. dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in Canadian dollars) and such U.S. Holder’s adjusted tax basis in the Common Shares. Subject to the passive foreign investment company discussion below, any gain or loss recognized by a U.S. Holder on the sale of Common Shares held as capital assets will be long-term or short-term capital gain or loss, depending on whether the U.S. Holder has held such Common Shares for more than one year. Such gain or loss generally will be treated as United States source income or loss for United States foreign tax credit purposes. Canadian tax withheld from payments to a U.S. Holder should be available as a foreign tax credit to such U.S. Holders. The ability to utilize available foreign tax credits to reduce U.S. income tax is subject to complex limitations.
     Passive Foreign Investment Companies
Certain foreign corporations may constitute “passive foreign investment companies” within the meaning of the Code. The rules governing “passive foreign investment companies” can have significant tax effects on U.S. Holders. Distributions constituting “excess distributions,” as defined in Section 1291 of the Code, from a passive foreign investment company and dispositions of shares of a passive foreign investment company are subject to the highest rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned. The Corporation does not believe that it is, or has been, a passive foreign investment company within the meaning of the Code and has not provided U.S. Holders with information as to its status as a passive foreign investment company or complied with any record keeping, reporting or other requirements of the Code.
U.S. Holders should consult with a tax advisor with respect to how the passive foreign investment company rules affect their tax situation.
     United States Backup Withholding Tax and Information Reporting
United States backup withholding tax and information reporting requirements apply to certain payments to certain noncorporate U.S. Holders. Information reporting generally will apply to proceeds from the sale or redemption of Common Shares made within the United States to a holder (other than an “exempt recipient”, including a corporation, a payee that is not a United States person who provides appropriate certification and certain other persons). The payor will be required to withhold backup withholding tax on any payments within the United States on a Common Share to a holder of a Common Share that is a United States person, other than an exempt recipient, such as a corporation, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Payments within the United States of proceeds from a sale, exchange or redemption to a Shareholder that is not a United States person will not be subject to backup withholding tax and information reporting requirements if an appropriate certification is provided by the holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect. The backup withholding tax rate is 28% through year 2010.
SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM AS WELL AS ANY ADDITIONAL U.S. FEDERAL, STATE, LOCAL OR NON U.S. TAX CONSEQUENCES OF THE PROPOSED TRANSACTION IN THEIR PARTICULAR CIRCUMSTANCES.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
As at the date hereof, no executive officer, director, employee, former executive officer, former director or former employee of the Corporation or any of its subsidiaries has indebtedness to: (i) the Corporation or any of its subsidiaries; or (ii) another entity where the indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries; whether incurred in connection with the purchase of securities or otherwise.
In addition, no individual who is, or at any time during the most recently completed financial year was, a director or executive officer of the Corporation or any associate of any such director or executive officer: (i) is, or at any time since the beginning of the most recently completed financial year of the Corporation has been, indebted to the Corporation or any of its subsidiaries; or (ii) has indebtedness to another entity that is, or at any time since the beginning of the most recently completed financial year has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries; which indebtedness was incurred in connection with security purchase programs or any other programs.
EXECUTIVE COMPENSATION AND SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS
Reference is made to the Management Proxy Circular of the Corporation dated April 21, 2006 for the 2006 Annual General and Special Meeting of Shareholders, the Offer Circular and the Directors’ Circulars for information concerning executive compensation and securities authorized for issuance under equity compensation plans. See “Documents Incorporated by Reference” below.
Effective August 25, 2006, each director and officer of the Corporation is indemnified by the Corporation. In addition, as the Corporation is an indirect subsidiary of the Trust, each director is entitled to receive coverage under the Trust’s directors’ and officers’ liability insurance policy and has been indemnified by COSL.
The Corporation has agreed to pay each of Messrs. McDonald and Denecky their base salary and a retainer amount equal to the individual’s base salary for those months that each individual continues to provide services to the Corporation up to their termination of employment with the Corporation or December 31, 2006, whichever occurs first.
The Corporation has agreed to pay each of Messrs Foulkes, Kanik and Cej One Thousand Dollars Canadian (Cdn$1000) for each Board meeting. The other directors of the Corporation are not remunerated by the Corporation for serving on the Board.
INTEREST OF CERTAIN PERSONS OR COMPANIES IN THE MATTERS TO BE ACTED UPON AT THE MEETING
Other than as disclosed below and elsewhere in this Circular (including the documents incorporated by reference herein), the Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s last financial year or any of such persons’ associates or affiliates, in any matter to be acted upon at the Meeting.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Other than as disclosed elsewhere in this Circular (including the documents incorporated by reference herein), no director or executive officer of the Corporation, no director or executive officer of a person or company that is itself an “informed person” or subsidiary of the Corporation, no person or company who beneficially owns, directly or indirectly, voting securities of the Corporation or who exercises control or direction over voting securities of the Corporation or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the Corporation, and no associate or affiliate of any such persons, has any material interest, direct or indirect, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

INTEREST OF EXPERTS
No direct or indirect interests in the property of the Corporation or of an associated party or affiliate of the Corporation has been received or is to be received by a person or company whose profession or business gives authority to a statement made by the person or company and who is named in this Circular or a document specifically incorporated by reference in this Circular as having prepared or certified a part of that document or a report or valuation described in this Circular or in a document specifically incorporated by reference in this Circular.
No direct or indirect interest in the Corporation will be received by any experts. In addition, no person, and no director, officer or employee of any person or company, referred to in the preceding paragraph, is or is expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associated party or affiliate of the Corporation.
PROMOTERS
No person or company is, or has been within the two years immediately preceding the date of this Circular, a promoter of the Corporation or of a subsidiary of the Corporation.
MANAGEMENT CONTRACTS
The management functions of the Corporation and its subsidiaries are not to any substantial degree performed by persons or companies other than by the directors or executive officers of the Corporation or its subsidiaries.
EFFECT OF THE AMALGAMATION ON MARKETS AND LISTINGS
The Common Shares are listed and posted for trading on the TSX and Nasdaq under the trading symbols “CSW” and “CSPLF” respectively. On September 22, 2006, the last trading day prior to the date of this Circular, the closing price of the Common Shares on the TSX was $14.49 and on Nasdaq was U.S.$12.97.
The following table sets forth the reported high and low sales prices and the cumulative volume of trading of the Common Shares on the TSX for the periods indicated. For additional trading information in respect of the Common Shares, see the Offer Circular incorporated by reference herein. See “Documents Incorporated by Reference”.

	Price Range
			Trading
Period	High	Low	Volume

2006
June	14.22	9.47	657,116
July	16.17	12.51	247,135
August	14.90	14.11	108,528
September 1 – 22	14.60	14.27	27,415
The Corporation intends to delist the Common Shares from the TSX and on Nasdaq and to cause the Corporation to cease to be a reporting issuer under the securities laws of each province in which it is a reporting issuer and with the SEC as soon as reasonably practicable after the Effective Date.
INFORMATION CONCERNING THE CORPORATION
The Corporation is an independent energy company based in Calgary, Alberta, Canada. The Corporation is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Corporation also owns varying interests in seven Significant Discovery Licenses located in the Arctic Islands in Northern Canada. The Corporation’s Common Shares are traded on the NASDAQ Capital Market under the symbol “CSPLF”, and on the Toronto Stock Exchange under the symbol “CSW”. The Company has 15,052,770 million Common Shares outstanding.
For additional information in respect of the Corporation, including a description of its business, its capitalization, its securities and risk factors relating to the Corporation and an investment in its securities, see “Documents Incorporated by Reference” below.

DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of the Corporation at 250, 706 7th Avenue SW, Calgary, Alberta T2P 0Z1, telephone (403) 269-7741. For the purpose of the Province of Quebec, this Circular contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Chief Financial Officer of the Corporation at the above mentioned address and telephone number. In addition, copies of the documents incorporated herein by reference may be obtained by accessing the disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com.
The following documents of the Corporation filed with the various securities commissions or similar authorities in the provinces of Canada are specifically incorporated by reference into and form an integral part of this Circular:

(a)	the Corporation’s material change reports dated June 29, 2006, July 12, 2006 and August 7, 2006 in respect of the Pre-Acquisition Agreement, the commencement of the Offer and the amendments to the Pre-Acquisition Agreement;

(b)	the Offer Circular;

(c)	the fairness opinion provided by CIBC World Markets and included in the Directors’ Circular dated June 26, 2006;

(d)	the Directors’ Circulars;

(e)	the unaudited interim consolidated financial statements of the Corporation as at June 30, 2006 and for the three and six month periods ended June 30, 2006 and 2005;

(f)	the Corporation’s Management Proxy Circular dated April, 21, 2006 relating to the annual and special meeting of Shareholders held on June 8, 2006, excluding the sections entitled “Report on Executive Compensation” and “Performance Graph”;

(g)	the Corporation’s annual information form dated December 31, 2005;

(h)	management’s discussion and analysis of financial condition and results of operations of the Corporation as at and for the year ended December 31, 2005 and 2004; and

(i)	the audited comparative financial statements of the Corporation as at and for the year ended December 31, 2005, together with the notes thereto and the auditors’ report thereon.
In addition, any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and the auditors’ report thereon and information circulars (excluding those portions that are not required pursuant to National Instrument 44 101 of the Canadian Securities Administrators to be incorporated by reference herein) filed by the Corporation with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this Circular and prior to the Meeting, shall be deemed to be incorporated by reference in this Circular.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

INFORMATION CONCERNING TRUST, COSL, 1212707 AND NEWCO
All information set forth below and elsewhere in this Circular in respect of Trust, COSL and Newco was supplied by the respective company to the Corporation for inclusion herein, and with respect to such information, the Corporation and its Board of Directors and officers have relied on the respective company.
Trust
The Trust is the largest energy trust in Canada, based on market capitalization as at September 25, 2006 of over $15 billion, and the only public investment vehicle that provides a non-diversified ownership in Syncrude, one of the largest oil sands operations in the world, located near Fort McMurray, Alberta, Canada.
COSL
COSL is a corporation governed by the federal laws of Canada, and is a direct wholly owned subsidiary of Trust and holds directly a 31.74% interest and indirectly a 3.75% interest in Syncrude. COSL’s principal and registered offices are located at 2500 First Canadian Centre, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9. The consideration paid by: (i) Amalco in connection with the redemption of the Amalco Redeemable Preferred Shares by Amalco; and (ii) 1212707 in connection with 1212707’s agreement to purchase any and all Amalco Redeemable Preferred Shares that holders thereof validly elect to sell to 1212707; will be funded directly or indirectly by COSL.
1212707
1212707 is a corporation governed by the Province of Alberta and is a direct and wholly-owned subsidiary of COSL. 1212707’s principal and registered offices are located at 2500 First Canadian Centre, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9. COSL’s sole purpose of forming 1212707 was to make the Offer and participate in the Proposed Transaction and 1212707 has not carried on any material business or activity other than entering into the Pre-Acquisition Agreement and the Amalgamation Agreement and related matters. See “The Amalgamation — Members of Board of Directors” for additional information in respect of 1212707’s directors and officers. 1212707’s directors and officers are not remunerated by 1212707 for serving as directors and officers of 1212707. 1212707’s principal and registered offices are located at 2500 First Canadian Centre, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9.
Newco
Newco was incorporated under the ABCA on September 5, 2006 and is a wholly owned subsidiary of 1212707. Newco is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares. No securities of Newco are outstanding other than 172,890,078 common shares issued to 1212707 at a price of Cdn.$1.00 per share. Newco was incorporated for the sole purpose of participating in the Proposed Transaction and has not carried on any business or activity other than entering into the Amalgamation Agreement and related matters. The Board of Directors of Newco is comprised of Marcel R. Coutu, Trudy M. Curran, Allen R. Hagerman, and Ryan Kubik. Marcel R. Coutu is the President of Newco and Trudy M. Curran is the Corporate Secretary of Newco. See “The Amalgamation — Members of Board of Directors” for additional information in respect of Newco’s directors and officers. Newco’s directors and officers are not remunerated by Newco for serving as directors and officers of Newco. Newco’s principal and registered offices are located at 2500 First Canadian Centre, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9. Newco’s audited financial statements are attached as Appendix 5 hereto.
ADDITIONAL INFORMATION
Additional information relating to the Corporation is available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com or the Corporation’s website at www.cansopet.com. Financial information of the Corporation is provided in the comparative financial statements and managements’ discussion and analysis of the Corporation for the most recently completed financial year. Copies of the financial statements and management’s discussion and analysis of the Corporation may be obtained from the Chief Financial Officer of the Corporation at 250, 706 — 7th Avenue S.W., Calgary, Alberta T2P 0Z1, telephone (403) 261 5667.

APPENDIX 1
SPECIAL RESOLUTION OF THE HOLDERS OF COMMON SHARES OF
CANADA SOUTHERN PETROLEUM LTD. AUTHORIZING THE AMALGAMATION
      RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The amalgamation (the “Amalgamation”) of Canada Southern Petroleum Ltd. (the “Corporation”) and 1265187 Alberta Ltd. (“Newco”) upon the terms and conditions set forth in the amalgamation agreement (the “Amalgamation Agreement”) entered into as of September 19, 2006 among the Corporation, Newco, COSL and 1265817 Alberta Ltd., a copy of which is attached as Appendix 2 to the management information circular of the Corporation dated September 19, 2006, is hereby approved.

2.	The Amalgamation Agreement is hereby approved.

3.	The board of directors of the Corporation is hereby authorized to terminate the Amalgamation Agreement and not proceed with the Amalgamation at any time prior to the issuance of a certificate of amalgamation without further approval of the shareholders of the Corporation.

4.	Any one or more officers and directors of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver articles of amalgamation under the Business Corporations Act(Alberta) and to take any and all such other steps or actions as may be necessary or appropriate in connection with the Amalgamation, including, without limitation, actions to amend, extend, waive conditions of or terminate the Amalgamation Agreement and to execute and deliver for and in the name of and on behalf of the Corporation, whether under corporate seal or not, all such other certificates, instruments, agreements, documents and notices, and to take such further actions, which in such person’s opinion may be necessary or appropriate to carry out the purposes and intent of this special resolution.

APPENDIX 2
CANADA SOUTHERN PETROLEUM LTD.
AMALGAMATION AGREEMENT

AMALGAMATION AGREEMENT
      THIS AMALGAMATION AGREEMENT is dated as of the 19th day of September, 2006
AMONG:
CANADA SOUTHERN PETROLEUM LTD.
a corporation governed by the laws of the Province of Alberta (“CSP”)
and
1265817 ALBERTA LTD.
a corporation governed by the laws of the Province of Alberta (“Newco”)
and
CANADIAN OIL SANDS LIMITED
a corporation governed by the laws of the Province of Alberta (“COSL”)
and
1212707 ALBERTA LTD.
a corporation governed by the laws of Alberta (“1212707”)
RECITALS:

A.	CSP and Newco have agreed to amalgamate pursuant to the Business Corporations Act (Alberta) and upon the terms and conditions set forth herein;

B.	the authorized share capital of CSP consists of an unlimited number of common shares and an unlimited number of junior and senior preferred shares, issuable in series of which 15,052,770 common shares are issued and outstanding and no junior or senior preferred shares are issued and outstanding as of the date hereof;

C.	the authorized share capital of Newco consists of an unlimited number of common shares and an unlimited number of preferred shares of which 172,890,078 common shares are issued and outstanding as of the date hereof, all of which are owned by 1212707, and no preferred shares are issued and outstanding;

D.	the authorized share capital of 1212707 consists of an unlimited number of common shares and an unlimited number of preferred shares of which one common share is issued and outstanding as of the date hereof, which is owned by COSL, and no preferred shares are issued and outstanding;

E.	Newco owns 11,814,264.736 common shares of CSP, representing approximately 78% of the issued and outstanding common shares of CSP;

F.	In accordance with the terms and conditions of the Pre-Acquisition Agreement dated June 26, 2006 between CSP and 1212707, as amended, 1212707 has agreed to use all commercially reasonable efforts to acquire, and CSP has agreed to use all commercially reasonable efforts to assist 1212707 to acquire the balance of the common shares of CSP by way of a statutory arrangement, amalgamation, reorganization, consolidation, recapitalization or other type of acquisition transaction and the amalgamation provided for herein will result indirectly in the acquisition by 1212707 of the balance of the common shares of CSP;

G.	CSP and Newco have each made disclosure to the other of their respective assets and liabilities; and

H.	it is desirable that this amalgamation be effected.

      NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereby agree as follows:

1.	Interpretation

In this Agreement:

“ABCA” means the Business Corporations Act (Alberta);

“Agreement” means this amalgamation agreement, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this amalgamation agreement;

“Amalco” means the corporation continuing as a result of the Amalgamation;

“Amalco Common Shares” means the common shares in the share capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule A hereto, which forms an integral part hereof;

“Amalco Redeemable Preferred Shares” means the class A redeemable preferred shares in the share capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule A hereto, which forms an integral part hereof;

“Amalgamating Corporations” means CSP and Newco;

“Amalgamation” means the amalgamation of the Amalgamating Corporations as contemplated in this Agreement;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in the Province of Alberta;

“Consideration” means U.S.$13.10 in cash per share, payable on the redemption of the Amalco Redeemable Preferred Shares to be issued by Amalco to Shareholders (other than Dissenting Shareholders and Newco) in connection with the Amalgamation, as more fully described in this Agreement;

“CSP Shares” means the issued and outstanding common shares in the share capital of CSP;

“Dissenting Shareholder” means a registered Shareholder who, in connection with the special meeting of the Shareholders to approve this Agreement and the Amalgamation, has exercised the right to dissent pursuant to section 191 of the ABCA in compliance with the provisions thereof and who has not withdrawn the notice of the exercise of such rights and in respect of which CSP has not rescinded the resolution to approve this Agreement and the Amalgamation;

“Dollars” or “$” means the lawful currency of United States;

“Effective Date” means the date shown on the certificate of amalgamation to be issued in respect of the Amalgamation;

“fair value”, where used in relation to a CSP Share held by a Dissenting Shareholder, means fair value as determined by the Court under section 191 of the ABCA or as agreed between Amalco and the Dissenting Shareholder;

“Meeting” means the special meeting (and any adjournments thereof) of Shareholders to be held to consider the approval of the special resolution to approve this Agreement and the Amalgamation;

“Newco Common Shares” means common shares in the share capital of Newco; and

“Redemption Date” means the day on which Amalco Redeemable Preferred Shares are redeemed by Amalco.
      Words and phrases used but not defined in this Agreement and defined in the ABCA shall have the same meaning in this Agreement as in the ABCA unless the context or subject matter otherwise requires.

2

2.	Agreement to Amalgamate
      The Amalgamating Corporations hereby agree to amalgamate and to continue as one corporation under the provisions of the ABCA as of the Effective Date, on the terms and conditions set out in this Agreement.

3.	Name
      The name of Amalco shall be: “Canadian Arctic Gas Ltd.”

4.	Registered Office
      The registered office of Amalco shall be located in the City of Calgary, in the Province of Alberta at 2500 First Canadian Centre, 350 — 7th Avenue S.W., Calgary, Alberta T2P 3N9.

5.	Authorized Share Capital
      The authorized share capital of Amalco shall consist of an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares. The rights, privileges, restrictions and conditions attaching to each class of shares of Amalco shall be as described in Schedule A hereto, which forms an integral part hereof.

6.	Number of Directors
      The board of directors of Amalco shall, until otherwise changed in accordance with the ABCA, consist of a minimum number of three (3) and a maximum number of ten (10) directors. Subject to section 106 of the ABCA, the directors, in order to increase the number of directors within the limits prescribed by the articles, may appoint one (1) or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed shall not exceed one third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the shareholders.

7.	Initial Directors
      The first directors of Amalco shall be the persons whose names and addresses appear below:

NAME	ADDRESS	CANADIAN RESIDENT

Marcel R. Coutu	2500, 350 7 Avenue SW Calgary, Alberta T2P 3N9	Yes
Trudy M. Curran	2500, 350 7 Avenue SW Calgary, Alberta T2P 3N9	Yes
Allen R. Hagerman	2500, 350 7 Avenue SW Calgary, Alberta T2P 3N9	Yes
Ryan M. Kubik	2500, 350 7 Avenue SW Calgary, Alberta T2P 3N9	Yes
      Such directors shall hold office until the next annual meeting of shareholders of Amalco or until their successors are elected or appointed.
8.   By Laws
      The by laws of Amalco, until repealed, amended or altered, shall be the by laws of CSP.
9.   Treatment of Issued Share Capital
      On the Effective Date:

(a)	each issued and outstanding CSP Share shall be converted into one Amalco Redeemable Preferred Share, other than those CSP Shares held by Dissenting Shareholders and those CSP Shares held by Newco;

3

(b)	each issued and outstanding CSP Share held by Newco shall be cancelled without any repayment of capital in respect thereof;

(c)	each issued and outstanding Newco Common Share shall be converted into one Amalco Common Share; and

(d)	each Dissenting Shareholder shall cease to have any rights as a Shareholder other than the right to be paid the fair value in respect of CSP Shares held by such Dissenting Shareholder in accordance with the provisions of the ABCA.
10. Stated Capital Accounts
      The aggregate stated capital accounts in the records of Amalco shall be the aggregate of the paid up capital (as defined in the Income Tax Act (Canada)) of each of the Amalgamating Corporations less (i) the amount of paid up capital (as so defined) of the CSP Shares held by Newco cancelled on the Amalgamation; and (ii) the amount of paid up capital (as so defined) of the CSP Shares held by Dissenting Shareholders and shall be allocated to the stated capital account for the Amalco Redeemable Preferred Shares and the Amalco Common Shares as follows:

(a)	to the Amalco Redeemable Preferred Shares the amount of Cdn.$1.25 per Amalco Redeemable Preferred Share; and

(b)	the balance of such aggregate paid up capital (as so defined) to the Amalco Common Shares
11. Share Certificates
      No certificates shall be issued in respect of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation and such shares shall be evidenced by the certificates representing CSP Shares (other than certificates representing CSP Shares held by Dissenting Shareholders and Newco).
      On the Effective Date, share certificates evidencing CSP Shares and Newco Common Shares shall cease to represent any claim upon or interest in CSP or Newco, as the case may be, other than the right of the holder to receive that which is provided for in sections 9, 13 and 15 hereof.
12. General Conditions Precedent
      The respective obligations of the Amalgamating Corporations to consummate the transactions contemplated hereby, and in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the following conditions any of which may be waived by the mutual consent of Amalgamating Corporations without prejudice to their right to rely on the other condition:

(a)	this Agreement and the transactions contemplated hereby, including in particular the Amalgamation, shall have been approved by the shareholders of each of the Amalgamating Corporations in accordance with the provisions of the ABCA and any other applicable regulatory requirements;

(b)	all necessary governmental or regulatory approvals, orders, rulings, exemptions and consents in respect of the Amalgamation shall have been obtained on terms satisfactory to the Amalgamating Corporations or any applicable governmental or regulatory waiting period shall have expired or been terminated;

(c)	immediately available funds required for the redemption of the Amalco Redeemable Preferred Shares by Amalco and the purchase of any Amalco Preferred Shares by 1212707 (pursuant to Section 13 below) shall have been provided to the depositary for CSP; and

(d)	Newco and CSP shall be satisfied that there are reasonable grounds for believing that at the Redemption Date and after payment of the consideration on redemption of the Amalco Redeemable Preferred Shares (i) Amalco will be able to pay its liabilities as they become due, and (ii) the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities.

4

13. Obligation to Purchase
      1212707 covenants and agrees that it will, prior to the time of the redemption of the Amalco Redeemable Preferred Shares, purchase any and all such Amalco Redeemable Preferred Shares that any holder thereof validly elects to sell to 1212707 at a purchase price of U.S.$13.10 per share, such purchases to be completed and such purchase price to be paid as soon as practicable after Computershare Trust Company of Canada, the depository for CSP, receives a duly executed and completed letter of transmittal from such holder of Amalco Redeemable Preferred Shares together with the relevant share certificates and other required documentation prior to the time of redemption.
14. Termination
      This Agreement may, prior to the issuance of a certificate of amalgamation, be terminated by the board of directors of CSP or Newco notwithstanding the approval thereof by the shareholders of CSP and Newco.
15. Dissenting Shareholders
      CSP Shares which are held by a Dissenting Shareholder shall not be converted into Amalco Redeemable Preferred Shares and shall not be redeemed for the Consideration. However, in the event that a Shareholder’s rights as a shareholder of CSP have been reinstated as a result of a failure to properly exercise the dissent rights in accordance with the ABCA, each CSP Share held by that Shareholder shall thereupon be deemed to have been converted as of the Effective Date for an Amalco Redeemable Preferred Share, which Amalco Redeemable Preferred Share shall be deemed to have been redeemed at the Redemption Date for the Consideration.
16. Representations and Warranties
      CSP represents and warrants to COSL, Newco and 1212707 that:

(a)	CSP is duly continued under the ABCA and validly exists as a corporation under the laws of Alberta and has the corporate power and authority to own its properties and assets and to carry on its business as it is being conducted;

(b)	the board of directors of CSP has duly authorized the execution and delivery of this Agreement by CSP;

(c)	CSP has the corporate power and authority to enter into this Agreement;

(d)	the execution of this Agreement does not and the amalgamation of CSP and Newco will not result in a breach of or violate any term or provision of the articles or the by laws of CSP;

(e)	CSP is authorized to issue an unlimited number of CSP Shares and unlimited limited number of junior and senior preferred shares, issuable in series, of which there are issued as of the date hereof 15,052,770 CSP Shares and no preferred shares; and

(f)	as of the date hereof, there are reasonable grounds for believing that (i) CSP is and Amalco will be able to pay their liabilities as they become due, and (ii) the realizable value of CSP’s assets are not and Amalco’s assets will not be less than the aggregate of their liabilities and stated capital of all classes, and there are reasonable grounds for believing that no creditor will be prejudiced by the Amalgamation.
      Each of COSL, Newco and 1212707 represents and warrants to the Corporation that:

(a)	each of Newco, 1212707 and COSL is duly incorporated and validly exists as a corporation under the laws of Alberta and Newco and 1212707 to date have not carried on any business other than in relation to the Offer for the purchase of CSP Common Shares;

(b)	the board of directors of Newco, COSL and 1212707 have duly authorized the execution and delivery of this Agreement by Newco, COSL and 1212707, respectively;

(c)	each of Newco, COSL and 1212707 has the corporate power and authority to enter into this Agreement;

(d)	the execution of this Agreement does not and the amalgamation of CSP and Newco will not result in a breach of or violate any term or provision of the articles or the by laws of Newco, COSL or 1212707 or of any material agreement to which Newco, COSL or 1212707 is a party and by which it is bound;

5

(e)	Newco is authorized to issue an unlimited number of Newco Common Shares and an unlimited number of preferred shares of which there are issued as of the date hereof 172,890,078 Newco Common Shares and no preferred shares;

(f)	1212707 is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares of which there are issued as of the date hereof one common share and no preferred shares;

(g)	1212707 will have, as of the Effective Date and the Redemption Date, sufficient funds to pay all amounts to holders of Amalco Redeemable Preferred Shares which may become payable pursuant to section 13 and Newco will have, as of the Effective Date and as of the Redemption Date, sufficient funds to pay all redemption amounts to holders of Amalco Redeemable Preferred Shares which may become payable by Amalco; and

(h)	as of the date hereof, there are reasonable grounds for believing that (i) each of COSL, 1212707, and Newco is and Amalco will be able to pay their liabilities as they become due, and (ii) the realizable value of each of COSL’s, 1212707’s, and Newco’s assets are not and Amalco’s assets will not be less than the aggregate of their liabilities and stated capital of all classes, and there are reasonable grounds for believing that no creditor will be prejudiced by the Amalgamation.
17. Filing of Documents
      Upon the shareholders of each of the Amalgamating Corporations approving this Agreement and the Amalgamation in accordance with the ABCA and applicable regulatory requirements and subject to the other provisions of this Agreement, the Amalgamating Corporations shall jointly file with the Registrar under the ABCA articles of amalgamation and such other documents as may be required.
18. Governing Law
      This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and each of the parties to this Agreement hereby attorn to the jurisdiction of the courts in Alberta.
19. Execution and Counterparts
      This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.
20. Third Party Beneficiaries
      The provisions of section 13 are (i) intended for the benefit of the holders of Amalco Redeemable Preferred Shares and shall be enforceable by each of such persons and his or her heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and 1212707 shall hold the rights and benefits of section 13 in trust for and on behalf of the Third Party Beneficiaries and 1212707 hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.
21. Amendment
      This Agreement may at any time and from time to time be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties hereto;

(b)	waive compliance with or modify any of the covenants contained herein and waive or modify performance of any of the obligations of the parties hereto; or

(c)	waive compliance with or modify any other conditions precedent contained herein;

6

provided that no such amendment shall change the provisions hereof regarding the consideration to be received by the shareholders of CSP and Newco for their CSP Shares or Newco Common Shares, as the case may be, without approval of such shareholders, given in the same manner as required for the approval of the Amalgamation.

22.	Covenant of Newco and CSP
      Newco and CSP agree to conduct their business such that (i) at the Effective Date there are reasonable grounds to believe that Amalco will be able to pay its liabilities as they become due and the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities and stated capital of all classes, and (ii) at the Redemption Date there are reasonable grounds to believe Amalco will be able to pay its liabilities as they become due and the realizable value of Amalco’s assets will not be less than the aggregate of its liabilities.
23. Entire Agreement
      This Agreement constitutes the entire agreement among the parties to this Agreement relating to the Amalgamation and supersedes all prior agreements and understandings, oral and written, between such parties with respect to the subject matter hereof.
      IN WITNESS WHEREOF the parties have executed this Agreement.

Canada Southern Petroleum Ltd.		1265817 Alberta Ltd.

By:	(Signed)	By:	(Signed)

	Director		President

By:	(Signed)	By:	(Signed)

	President and Chief Executive Officer		Corporate Secretary

Canadian Oilsands Limited		1212707 Alberta Ltd.

By:	(Signed)	By:	(Signed)

	General Counsel and Corporate Secretary		President

By:	(Signed)	By:	(Signed)

	Chief Financial Officer		Treasurer

7

SCHEDULE A
pertaining to the share capital of
the corporation resulting from the amalgamation of
Canada Southern Petroleum Ltd. and 1265817 Alberta Ltd.
(the “Corporation”)
      The authorized share capital of the Corporation shall consist of an unlimited number of Common Shares and an unlimited number of Class A Redeemable Preferred Shares. The rights, privileges, restrictions and conditions attaching to each class of shares of the Corporation shall be as follows:
Class A Redeemable Preferred Shares
1.   Redemption
      Subject to the requirements of the Business Corporations Act (Alberta) (the “ABCA”), the Corporation shall, as of 5:00 p.m. (Calgary time) on the day of the amalgamation forming the Corporation and at the instance and in the discretion of the Corporation from time to time thereafter (the “Time of Redemption”), redeem all of the Class A Redeemable Preferred Shares in accordance with the following provisions of this section 1. Except as hereinafter provided or as otherwise determined by the Corporation, no notice of redemption or other act or formality on the part of the Corporation shall be required to call the Class A Redeemable Preferred Shares for redemption.
      Class A Redeemable Preferred Shares, other than those redeemed as of 5:00 p.m. (Calgary time) on the day of the amalgamation forming the Corporation, may be redeemed at any time and from time to time by one or more resolutions (a “Redemption Resolution”) of the board of directors of the Corporation, whether made before or after the issuance or creation of the Class A Redeemable Preferred Shares to be redeemed, stating that the Class A Redeemable Preferred Shares set out in the Redemption Resolution shall be redeemed, and shall be deemed to have been redeemed for the Redemption Amount (as defined below) in the manner and at the time specified herein and in the Redemption Resolution.
      ™At or before each Time of Redemption, the Corporation shall deliver or cause to be delivered to Computershare Investor Services Inc. (the “Depositary”), at its principal office in the City of Calgary, Province of Alberta, U.S.$13.10 cash (the “Redemption Amount”) in respect of each Class A Redeemable Preferred Share to be redeemed. Delivery of the aggregate Redemption Amount in such a manner, shall be a full and complete discharge of the Corporation’s obligation to deliver the aggregate Redemption Amount to the holders of Class A Redeemable Preferred Shares.
      From and after the Time of Redemption, (i) the Depositary shall pay and deliver or cause to be paid and delivered to the order of the respective holders of the Class A Redeemable Preferred Shares, by way of cheque, on presentation and surrender at the principal office of the Depositary in the City of Calgary, Province of Alberta, of the certificate representing the common shares in the share capital of the Corporation’s predecessor, Canada Southern Petroleum Ltd., which were converted into Class A Redeemable Preferred Shares upon the amalgamation or such other documents as the Depositary may, in its discretion, consider acceptable, the total Redemption Amount payable and deliverable to such holders, respectively, and (ii) the former holders of Class A Redeemable Preferred Shares shall not be entitled to exercise any of the rights of shareholders in respect thereof except to receive the Redemption Amount therefor, provided that if satisfaction of the Redemption Amount for any Class A Redeemable Preferred Share is not duly made by or on behalf of the Corporation in accordance with the provisions hereof, then the rights of such holders shall remain unaffected. Under no circumstances will interest on the Redemption Amount be paid by the Corporation whether as a result of any delay in paying the Redemption Amount or otherwise.
      From the Time of Redemption, each Class A Redeemable Preferred Share in respect of which deposit of the Redemption Amount is made shall be deemed to be redeemed and cancelled, the Corporation shall be fully and completely discharged from its obligations with respect to the payment of the Redemption Amount to such holders of Class A Redeemable Preferred Shares, and the rights of such holders shall be limited to receiving the Redemption Amount payable to them on presentation and surrender of the said certificates held by them or other documents respectively as specified above. Subject to the requirements of applicable law with respect to unclaimed property, if the Redemption Amount has not been claimed in accordance with the provisions hereof within six years of the Time of Redemption, the Redemption Amount shall be forfeited to the Corporation.

2.   Priority
      The Common Shares shall rank junior to the Class A Redeemable Preferred Shares and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Class A Redeemable Preferred Shares.
3.   Dividends
      The holders of the Class A Redeemable Preferred Shares shall not be entitled to receive any dividends thereon.
4.   Voting Rights
      Except as otherwise provided in the ABCA, the holders of the Class A Redeemable Preferred Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.
5.   Liquidation, Dissolution or Winding-Up
      In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Class A Redeemable Preferred Shares upon satisfaction of the Redemption Amount in respect of each Class A Redeemable Preferred Share, the holders of Class A Redeemable Preferred Shares shall be entitled to receive and the Corporation shall pay to such holders, before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of Common Shares or any other class of shares ranking junior to the Class A Redeemable Preferred Shares as to such entitlement, an amount equal to the Redemption Amount for each Class A Redeemable Preferred Share held by them respectively and no more. After payment to the holders of the Class A Redeemable Preferred Shares of the amounts so payable to them as hereinbefore provided, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.
Common Shares
1.   Dividends
      The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly available for the payment of dividends of such amounts and payable in such manner as the board of directors may from time to time determine.
2.   Voting Rights
      The holders of the Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote in respect of each Common Share held at such meetings, except a meeting of holders of a particular class or series of shares other than the Common Shares who are entitled to vote separately as a class or series at such meeting.
3.   Liquidation, Dissolution or Winding-Up
      In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the property or assets of the Corporation upon such distribution in priority to or ratably with the holders of the Common Shares, be entitled to receive the remaining property and assets of the Corporation.

2

APPENDIX 3
CANADA SOUTHERN PETROLEUM LTD.
SUMMARY OF PROCEDURE TO EXERCISE DISSENT RIGHT
The procedure to be followed by a shareholder who intends to dissent (a “Dissenting Shareholder”) from the special resolution (the “Special Resolution”) approving the amalgamation (the “Amalgamation”) described in the accompanying Management Information Circular and who wishes to require Canada Southern Petroleum Ltd. (the “Corporation”) to acquire the Dissenting Shareholder’s common shares and pay the fair value thereof, determined as of the close of business on the last business day before the day on which the Special Resolution is adopted, is set out in section 191 of the Business Corporations Act (Alberta) (“ABCA”).
Section 191 provides that a Dissenting Shareholder may only make a claim under section 191 with respect to all the shares of a class held by the Dissenting Shareholder or on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder. One consequence of this provision is that a Dissenting Shareholder may only exercise the right to dissent under section 191 in respect of shares which are registered in that shareholder’s name. In many cases, shares beneficially owned by a person (a “Non-Registered Holder”) are registered either: (a) in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self administered RRSPs, RRIFs, RESPs and similar plans, and their nominees); or (b) in the name of a clearing agency (such as The Canadian Depositary for Securities Limited (“CDS”)) of which the intermediary is a participant. Accordingly, a Non-Registered Holder will not be entitled to exercise the right to dissent under section 191 directly (unless the shares are re registered in the Non-Registered Holder’s name). A Non-Registered Holder who wishes to exercise the right to dissent should immediately contact the intermediary who the Non-Registered Holder deals with in respect of the shares and either: (i) instruct the intermediary to exercise the right to dissent on the Non-Registered Holder’s behalf (which, if the shares are registered in the name of CDS or another clearing agency, would require that the shares first be re registered in the name of the intermediary); or (ii) instruct the intermediary to re register the shares in the name of the Non-Registered Holder, in which case the Non-Registered Holder would have to exercise the right to dissent directly.
A Dissenting Shareholder who wishes to invoke the provisions of section 191 of the ABCA must send to the Corporation at or before the special meeting of shareholders of the Corporation, a written objection to the Special Resolution (“a dissent notice”). The ABCA does not provide, and the Corporation will not assume, that a vote against the Special Resolution approving the Amalgamation constitutes a dissent notice. An application by the Corporation, or by a Dissenting Shareholder if he has sent a dissent notice as described above, may be made to the Court of Queen’s Bench of Alberta (the “Court”) by originating notice, after the adoption of the Special Resolution approving the Amalgamation, to fix the fair value of the shares held by the Dissenting Shareholder. The fair value is to be determined as of the close of business on the last business day before the date on which the Special Resolution was adopted. If an application is made to the Court, the Corporation shall, unless the Court otherwise orders, send to each Dissenting Shareholder, at least ten days before the date on which the application is returnable if the Corporation is the applicant or within ten days after the Corporation is served with a copy of the originating notice if the Dissenting Shareholder is the applicant, a written offer to pay an amount considered by the Board of Directors of the Corporation to be the fair value of the shares. Every such offer is to be made on the same terms and is to contain or be accompanied by a statement showing how the fair value was determined.
Upon the occurrence of the earliest of: (i) the Amalgamation becoming effective; (ii) the making of an agreement between the Corporation and the Dissenting Shareholder as to the payment to be made by the Corporation for the Dissenting Shareholder’s shares; or (iii) a pronouncement of the Court fixing the fair value of the shares; a Dissenting Shareholder ceases to have any rights as a shareholder of the Corporation, other than the right to be paid the fair value of such shares in the amount agreed to between the Corporation and the Dissenting Shareholder or in the amount fixed by the Court, as the case may be. Until one of these three events occurs, the Dissenting Shareholder may withdraw the dissent notice or the Corporation may rescind the Special Resolution and in either event, the dissent and appraisal proceedings in respect of such Dissenting Shareholder will be discontinued.

Dissenting Shareholders will not have any right other than those granted under the ABCA to have their shares appraised or to receive the fair value thereof.
This summary is expressly subject to section 191 of the ABCA, the text of which is reproduced in its entirety in Appendix 4 hereto. The Corporation is not required to notify, and the Corporation will not notify, shareholders of the time periods within which action must be taken in order for a shareholder to perfect the shareholder’s dissent rights. It is recommended that any shareholder wishing to exercise a right to dissent seek legal advice, as failure to comply strictly with the provisions of section 191 of the ABCA may prejudice any such rights.

2

APPENDIX 4
CANADA SOUTHERN PETROLEUM LTD.
SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)
“Shareholder’s Right to Dissent

191(1)	Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)	amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(c)	amalgamate with another corporation, otherwise than under section 184 or 187,

(d)	be continued under the laws of another jurisdiction under section 189, or

(e)	sell, lease or exchange all or substantially all its property under section 190.

(2)	A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(l)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)	In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)	A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)	at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)	if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

(6)	An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2)

(a)	by the corporation, or

(b)	by a shareholder if he has sent an objection to the corporation under subsection (5), to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

(7)	If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

(8)	Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)	at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)	within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9)	Every offer made under subsection (7) shall

(a)	be made on the same terms, and

(b)	contain or be accompanied by a statement showing how the fair value was determined.

(10)	A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)	A dissenting shareholder

(a)	is not required to give security for costs in respect of an application under subsection (6), and

(b)	except in special circumstances shall not be required to pay the costs of the application or appraisal.

(12)	In connection with an application under subsection (6), the Court may give directions for

(a)	joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)	the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c)	the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)	(the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)	the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)	the service of documents, and

(g)	the burden of proof on the parties.

(13)	On an application under subsection (6), the Court shall make an order

(a)	fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)	giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders, and

(c)	fixing the time within which the corporation must pay that amount to a shareholder.

(14)	On the action approved by the resolution from which the shareholder dissents becoming effective,

(a)	the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(b)	the pronouncement of an order under subsection (13), whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)	Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)	Until one of the events mentioned in subsection (14) occurs

(a)	the shareholder may withdraw his dissent, or

(b)	the corporation may rescind the resolution, and in either event proceedings under this section shall be discontinued.

2

(17)	The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)	If subsection (20) applies, the corporation shall, within 10 days after

(a)	the pronouncement of an order under subsection (13), or

(b)	the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares, notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)	Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.”

3

APPENDIX 5
CANADA SOUTHERN PETROLEUM LTD.
AUDITED FINANCIAL STATEMENTS OF 1265817 ALBERTA LTD.

Financial Statement of
1265817 ALBERTA LTD.
As at September 15, 2006

AUDITORS’ REPORT
To the Directors of 1265817 Alberta Ltd.
We have audited the balance sheet of 1265817 Alberta Ltd. as at September 15, 2006. This financial statement is the responsibility of the company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the company as at September 15, 2006 in accordance with Canadian generally accepted accounting principles.
Chartered Accountants
Calgary, Alberta
September 19, 2006
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

F-1

1265817 ALBERTA LTD.
BALANCE SHEET
As at September 15, 2006

ASSETS
Current assets:
Cash	$10

SHAREHOLDER’S EQUITY
Shareholder’s equity:
Authorized:
Unlimited number of common shares without nominal or par value
Unlimited number of first preferred shares without nominal or par value
Issued:
10 common shares	$10

See accompanying notes to financial statement.

F-2

1265817 ALBERTA LTD.
NOTES TO FINANCIAL STATEMENT
As at September 15, 2006
Incorporation:

1265817 Alberta Ltd. (the “Company”) was incorporated in the province of Alberta on September 5, 2006 under the Alberta Business Corporations Act. The Company has not engaged in any active business operations. The Company is a wholly-owned subsidiary of 1212707 Alberta Ltd, which in turn is a wholly owned subsidiary of Canadian Oil Sands Limited.

1.	Summary of Significant Accounting Policies:

The financial statement is prepared in accordance with Canadian generally accepted accounting principles.

2.	Subsequent event

On September 18, 2006, the Company acquired from its parent 11,814,264.736 common shares of Canada Southern Petroleum Ltd. (“CSP”) at US$13.10 per share, for total consideration of approximately US$155 million plus transaction related costs, in exchange for the issuance 172,890,068 common shares of the Company. The shares of CSP represent approximately 78% of the outstanding common shares of CSP.

F-3